Exhibit 2.1



						    Execution Version



                    STOCK PURCHASE AGREEMENT
                   Dated as of April 14, 2008
                          by and among
                        VSE CORPORATION,
               LINDA KAY BERDINE REVOCABLE TRUST,
                        LINDA K. BERDINE
                              AND
                      G&B SOLUTIONS, INC.




ARTICLE 1.	 CERTAIN MATTERS OF CONSTRUCTION AND
		 DEFINITIONS					1

ARTICLE 2.	 THE PURCHASE AND SALE OF THE  SHARES		1
	2.1	Purchase of the Shares				1
	2.2	Purchase Price					2
		2.2.1	General					2
		2.2.2	Payment of Purchase Price		2
		2.2.3	Estimated Closing Statement;
			Adjustment of Initial Purchase Price	2
		2.2.4	Adjustments to Purchase Price		2
	2.3	The Closing					4

ARTICLE 3.	 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
		 AND SELLER					4
	3.1	Corporate Status of the Company			4
	3.2	Capital Stock of the Company			4
		3.2.1	Authorized Stock and Ownership		4
		3.2.2	Options and Convertible Securities
			of the Company				5
	3.3	No Subsidiaries					5
	3.4	Authority for Agreement; Noncontravention	5
		3.4.1	Authority				5
		3.4.2	No Conflict				5
	3.5	Financial Statements				6
	3.6	Absence of Material Adverse Changes		6
	3.7	Absence of Undisclosed Liabilities		6
	3.8	Books and Records				7
	3.9	Accounts Receivable				7
	3.10	No 8(a) Certification; Compliance with
		Applicable Laws, Organizational Documents	7
	3.11	Litigation and Audits				7
	3.12	Tax Matters					8
		3.12.1	Filing of Returns			8
		3.12.2	Payment of Taxes			8
		3.12.3	Withholding				8
		3.12.4	Assessments				9
		3.12.5	Access to Returns			9
		3.12.6	Miscellaneous Items			9
		3.12.7	No Tax Sharing Agreement		9
		3.12.8	Certain Income Items and Deductions	10
		3.12.9	Certain Stock Distributions		10
		3.12.10	Affiliated Group			10
		3.12.11	Certain Disputes and Claims		10
		3.12.12	Code Section 382 Ownership Change	10

		3.12.13	Unclaimed Property			11
		3.12.14	S Corporation Status			11
	3.13	Employee Benefit Plans				11
		3.13.1	List of Plans				11
		3.13.2	ERISA					11
		3.13.3	Plan Determinations			12
		3.13.4	Funding					12
		3.13.5	Welfare Plans				13
	3.14	Employment-Related Matters			13
		3.14.1	Labor Relations				13
		3.14.2	Employee List				14
	3.15	Environmental					14
		3.15.1	Environmental Laws			14
		3.15.2	Environmental Claims			14
		3.15.3	No Basis for Claims			14
		3.15.4	Disclosure of Information		15
		3.15.5	Encumbrances				15
		3.15.6	Transportation of Materials of
			Environmental Concern			15
	3.16	No Broker's or Finder's Fees			15
	3.17	Assets Other Than Real Property			15
		3.17.1	Title					15
		3.17.2	Closing Date Assets			15
		3.17.3	Condition				16
	3.18	Real Property					16
		3.18.1	Company Real Property			16
		3.18.2	Company Leases				16
		3.18.3	Condition				17
	3.19	Contracts, Agreements and Commitments		17
		3.19.1	Company Contracts			17
		3.19.2	Validity				19
		3.19.3	Third-Party Consents			19
	3.20	Intellectual Property				19
		3.20.1	Right to Intellectual Property		19
		3.20.2	No Conflict				19
		3.20.3	Employee Agreements			21
	3.21	Insurance Contracts				21
	3.22	Banking Relationships				21
	3.23	No Contingent Liabilities			21
	3.24	Absence of Certain Relationships		21

	3.25	Sensitive Payments				21
	3.26	Government Contracts				22
		3.26.1	Generally				22
		3.26.2	Bids and Awards				22
		3.26.3	Compliance with Law and Regulation
			and Contractual Terms; Inspection
			and Certification			22
		3.26.4	Disputes, Claims and Litigation		23
		3.26.5	Sanctions				24
		3.26.6	Terminations				24
		3.26.7	Within the Scope			24
		3.26.8	Assignments				24
		3.26.9	Property				24
		3.26.10	National Security Obligations		25
		3.26.11	Credentials				25
		3.26.12	Export Compliance			25
		3.26.13	No Contingent Fees			25
	3.27	No Additional Representations and Warranties	25

ARTICLE 4.	 REPRESENTATIONS AND WARRANTIES OF BUYER	25
	4.1	Corporate Status of Buyer			25
	4.2	Authority for Agreement; Noncontravention	25
		4.2.1	Authority of Buyer			26
		4.2.2	No Conflict				26
	4.3	Compliance with Applicable Laws			26
	4.4	Buyer's Acknowledgment				26
	4.5	Investment Intent				27

ARTICLE 5.	 ADDITIONAL AGREEMENTS				27
	5.1	Expenses					27
	5.2	Indemnification					27
		5.2.1	Indemnification of Buyer
			Indemnified Parties			27
		5.2.2	Indemnification of Seller
			Indemnified Parties			28
		5.2.3	Claims for Indemnification		28
		5.2.4	Defense by Indemnifying Party		28
		5.2.5	Limitation on Liability for
			Indemnification				29
		5.2.6	Claims Period and IPP Escrow Amount	30
		5.2.7	Subrogation				30
		5.2.8	Exclusive Remedies			30
		5.2.9	Right of Offset				30
		5.2.10	Treatment of Indemnity Payments
			Between the Parties			31
		5.2.11	Mitigation				31
		5.2.12	No Double Recovery			31
	5.3	Public Disclosure and Confidentiality		31

	5.4	Employees and Company Plans			31
	5.5	Further Assurances				32
		5.5.1	Generally				32
		5.5.2	Consents				32
	5.6	Tax Matters					32
		5.6.1	Code Section 338(h)(10) Election	32
		5.6.2	Termination of Tax Year and
			Responsibility for Filing Tax
			Returns for Periods through Closing
			Date					33
		5.6.3	Audits					34
		5.6.4	Tax-Sharing Agreements			35
		5.6.5	Tax Indemnification			35
		5.6.6	Straddle Period				35
		5.6.7	Cooperation on Tax Matters		35
		5.6.8	Certain Taxes				36
	5.7	Mutual Releases					36
		5.7.1	By Seller				36
		5.7.2	By the Company				36
	5.8	Certain Post-Closing Covenants			36
		5.8.1	Non-Competition				37
		5.8.2	Noninterference with Business		37
		5.8.3	Confidentiality				37
		5.8.4	Injunctive Relief For Breach		37
	5.9	Seller's Right of Audit				37
	5.10	Termination of LKB Employment Agreement		38
	5.11	Termination of Shareholder Agreement		38
	5.12	Retention Agreements				38
		5.12.1	Retention Agreement			38
		5.12.2	Assignment				38

ARTICLE 6.	 CLOSING DOCUMENTS BEING DELIVERED		39
	6.1	Documents Being Delivered by the Parties	39
		6.1.1	Government Filings			39
		6.1.2	Escrow Agreement			39
		6.1.3	Flow of Fund Statement			39
		6.1.4	Closing Certificates			39
		6.1.5	Employment Agreement			39
		6.1.6	Non-Foreign Affidavit			39
		6.1.7	IRS Form 8023				39
		6.1.8	Termination of Phantom Stock Plan	40
		6.1.9	Memorandum of Agreement			40
		6.1.10	Closing Letter				40

		6.1.11	Delivery of Shares			40
		6.1.12	Payment of Purchase Price		40

ARTICLE 7.	 SURVIVAL OF REPRESENTATIONS AND COVENANTS	40
	7.1	The Company's and Seller's Representations
		and Covenants					40
	7.2	Buyer's Representations and Covenants		40

ARTICLE 8.	 OTHER PROVISIONS				41
	8.1	Notices						41
	8.2	Entire Agreement				42
	8.3	Assignability					42
	8.4	Validity					42
	8.5	Specific Performance				42
	8.6	U.S. Currency					42
	8.7	Governing Law					42
	8.8	Counterparts					42
	8.9	Waiver						42
	8.10	Joint and Several Liability			43

EXHIBITS
A	Form of Escrow Agreement
B	Form of Employment Agreement with Linda K. Berdine

SCHEDULES


Schedule 1.3(c)		Competitive Activity
Schedule 1.3(d)		Company Engagement
Schedule 3.1		Qualification
Schedule 3.2.2		Capital Stock
Schedule 3.4.2		Violations and Conflicts
Schedule 3.5		Balance Sheets
Schedule 3.6		Dividends; Distributions
Schedule 3.7		Liabilities
Schedule 3.9		Accounts Receivable
Schedule 3.10		Permits
Schedule 3.11		Claims, Proceedings and Disputes
Schedule 3.13.1		Company Plans
Schedule 3.13.4		Changes to Company Plans
Schedule 3.13.6		Termination of Company Plans
Schedule 3.14.1		Employee Matters
Schedule 3.14.2		Employee List
Schedule 3.17.1		Title to Assets
Schedule 3.17.2(c)	Tangible Personal Property
Schedule 3.17.2(e)	Governmental Entity-Owned Property
Schedule 3.18.2		Company Leases
Schedule 3.19.1		Company Contracts
Schedule 3.19.2		Breach of Company Contracts
Schedule 3.19.3		Third Party Consents
Schedule 3.20.1		Company Proprietary Rights
Schedule 3.20.2		Intellectual Property
Schedule 3.20.2(c)	Licenses
Schedule 3.20.2(f)	Exceptions to Ownership of Company
Proprietary Rights
Schedule 3.20.2(g)	Claims Against Company Proprietary
Rights
Schedule 3.20.2(k)	Restrictive Agreements
Schedule 3.20.3(a)	Exceptions to Employee Confidentiality
Agreements
Schedule 3.20.3(b)	Form of Employee Confidentiality
Agreement
Schedule 3.20.3(c)	Form of Consulting Agreement
Schedule 3.21		Company Insurance Contracts
Schedule 3.22		Financial Institutions
Schedule 3.24		Interest in Subcontracts, Suppliers and
Customers
Schedule 3.26.1(a)	Government Contracts
Schedule 3.26.1(b)	Active Government Contracts with Current
Issues
Schedule 3.26.2		Claims for Price Adjustment
Schedule 3.26.3		Reviews of Government Contracts

Schedule 3.26.4		Claims Relating to Government Contracts
Schedule 3.26.5		Notices of Default or for Similar Matters for
			Government Contracts
Schedule 3.26.6		Termination of Company Government Contracts
Schedule 3.26.7		Certain Transactions with Government Entities
Schedule 3.26.8		Assignments of Government Contracts
Schedule 5.12		Retention Bonus Recipients

                    STOCK PURCHASE AGREEMENT

      Stock Purchase Agreement, dated as of April 14, 2008
("Agreement"), by and among VSE Corporation, a Delaware corporation ("Buyer"), Linda K. Berdine, as Trustee of Linda K.
Berdine Revocable Trust ("LKB Trust"), Linda K. Berdine ("LKB" and, together with LKB Trust, "Seller") and G&B Solutions, Inc. a
Virginia corporation (the "Company").

                            RECITALS

      R.1	The Company is primarily engaged in the business of
providing information technology solution services primarily for the United States Government.

      R.2	The LKB Trust owns all of the Company's outstanding
capital stock, consisting of 50 Shares of outstanding common stock, without par value (collectively the "Shares").

      R.3	Buyer desires to purchase the Shares from Seller and
Seller desires to sell the Shares to Buyer.

      R.4	Seller and the Company's board of directors have
determined that it is advisable, in connection with the above-referenced purchase and sale of Shares, to consummate certain other transactions (collectively with such purchase and sale of the Shares, the "Transactions"), all on the terms and conditions set forth herein.

      R.5	The Parties desire to make certain representations,
warranties, covenants and other agreements in connection with the Transactions.

      NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1.	CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS
      Certain matters of construction of this Agreement and the definition of capitalized terms used herein but not otherwise defined in Articles 1 through 9 are set forth in Schedule 1.

ARTICLE 2.	THE PURCHASE AND SALE OF THE  SHARES

      2.1	Purchase of the Shares.  Upon the terms and subject to
the conditions set forth herein, at the closing of the Transactions taking place on the date of this Agreement (the
"Closing"), Buyer shall purchase and acquire from Seller, and Seller shall sell and transfer to Buyer all of the Shares for the consideration specified in Section 2.2, free and clear of any and all Encumbrances.

      2.2	Purchase Price.

            2.2.1	General.  On the terms and subject to the
conditions set forth herein, as full consideration for the Shares, Buyer shall pay:




                  (a)	$19,500,000, subject to adjustment pursuant
to Section 2.2.3 (the "Initial Purchase Price"); and

                  (b)	the amounts, up to an aggregate maximum of
$4,200,000, payable, if any, pursuant to Section 2.2.2(b) (collectively, the "Earnout Payments") (the Initial Purchase Price, subject to adjustments pursuant to Sections 2.2.3 and 2.2.4, plus any Earnout Payments paid or payable hereunder are collectively referred to herein as the "Purchase Price").

            2.2.2	Payment of Purchase Price.  Buyer shall pay
the Purchase Price as follows:

                  (a)	At the Closing, Buyer shall pay the Initial
Purchase Price as follows:

                        (i)	$1,950,000 of the Initial Purchase Price
to the Escrow Agent to hold and disburse pursuant to Section 5.2 and the Escrow Agreement ("IPP Escrow Amount");

                        (ii)	$649,500 of the Initial Purchase Price
to the Escrow Agent to hold and disburse pursuant to Section 5.12 and the Escrow Agreement ("Retention Escrow Amount" and, together with the IPP Escrow Amount, the "Escrow Amount"); and

                        (iii)	the balance of the Initial Purchase
Price to Seller.

                  (b)	After the Closing, Buyer will pay Earnout
Payments to Seller as may be required by and in accordance with
Schedule 2.2.2(b).

            2.2.3	Estimated Closing Statement; Adjustment of
Initial Purchase Price. Prior to the Closing Date, the Company shall provide to Buyer in reasonable detail statements of (a) an estimated Closing Balance Sheet (the "Estimated Closing
Balance Sheet") and (b) an estimate of the Closing Net Working Capital (the "Estimated Closing Net Working Capital"). If the Estimated Net Working Capital is less than $4,300,000, the
Initial Purchase Price shall be decreased by the amount by which the Estimated Net Working Capital is less than $4,300,000 (the "Initial Purchase Price Adjustment").

            2.2.4	Adjustments to Purchase Price.

                  2.2.4.1	Closing Balance Sheet; and Closing Net
Working Capital. Within 75 days after the Closing Date, Buyer, working with the Company's Controller, shall prepare or cause to be prepared and shall deliver to Seller in reasonable detail (a) the Closing Balance Sheet and (b) the Closing Net Working Capital
(the statements referenced in foregoing clauses (a) and (b), collectively the "Closing Statements").

                  2.2.4.2	Review of Closing Statements.  Seller, upon
receipt of the Closing Statements, shall (a) review the Closing
Statements and, (b) to the extent Seller may deem necessary, make reasonable inquiry of Buyer and its accountants (if any are used
) in respect of the preparation of the Closing Statements. In connection with such inquiry, Seller and its advisers shall have access as promptly as reasonably practicable upon prior notice and during normal business hours to books, papers and records of the Company and its accountants (if any are used) relating to the preparation of the Closing Statements, including worksheets and other computations. The Closing Statements shall be final, binding and conclusive upon, and deemed accepted by, Seller unless Seller shall have notified Buyer in reasonable detail of any Seller objections thereto within 30 days after receipt of the Closing Statements (the "Seller Objection").

                  2.2.4.3	Disputes.  If a Seller Objection is
provided, Buyer shall have 20 days to review and respond to the Seller Objection, and Buyer and Seller shall attempt to resolve the differences underlying the Seller Objection within 20 days following completion of Buyer's review of the Seller Objection. Disputes between Buyer and Seller which are not resolved by them within such 20-day period shall be referred no later than such 20th day for decision to an independent accounting firm of national reputation mutually acceptable to Buyer and Seller (the "Arbiter") who shall act as arbitrator and determine, based solely on presentations by Seller and Buyer and only with respect to the remaining differences so submitted. If Buyer and Seller cannot agree upon the selection of the Arbiter within five
Business Days, BDO Seidman shall serve as the Arbiters hereunder. The Arbiter shall deliver its written determination as to whether and to what extent, if any, the Closing Statements requires adjustment to Buyer and Seller no later than the 30th day after the remaining differences underlying the Seller Objection are referred to the Arbiter, or such longer period of time as the Arbiter determines is necessary. The Arbiter's determination pursuant to this Section 2.2.4 shall be final, conclusive and binding upon the Parties, absent manifest error. The fees and expenses of the Arbiter shall be allocated to the Parties as determined (as set forth in the final determination) by the Arbiter based upon the relative success (in terms of percentages) of each Party's claims. For example, if the final determination reflects a 60%-40% determination of the Parties' claims, the Arbiter would allocate expenses 40% to the Party whose claim was determined to be 60% successful and 60% to the Party whose claim was determined to be 40% successful. Buyer and Seller shall make readily available to the Arbiter all relevant information, books and records and any work papers relating to the Closing
Statements and all other items reasonably requested by the Arbiter. In no event may the Arbiter's resolution of any difference be for an amount which is outside the range of Buyer's and Seller's disagreement.

                  2.2.4.4	Final Closing Statements.  Each of the
Closing Statements shall become final, conclusive and binding upon the Parties upon the earliest of (a) Seller's failure to provide a Seller Objection within the period permitted under
Section 2.2.4.2, (b) the agreement between Buyer and Seller with respect thereto, and (c) the decision by the Arbiter with respect to any disputes under Section 2.2.4.3. The Closing Statements
(a) as submitted to Seller with its failure to object thereto within the period permitted under Section 2.2.4.2, or (b) as adjusted pursuant to the agreement of Seller and Buyer or (c) the decision of the Arbiter, shall constitute the final, conclusive and binding Closing Statements referred to herein as the "Final Closing Statements."

                  2.2.4.5	Adjustment Amount.  The Purchase Price
shall be adjusted as follows:

                  (a)	If the Closing Net Working Capital is less
than the Estimated Closing Net Working Capital, the Purchase
Price shall be decreased by the amount by which the Closing Net Working Capital is less than the Estimated Net Working Capital.

                  (b)	If the Closing Net Working Capital is greater
than the Estimated Closing Net Working Capital, the Purchase
Price shall be increased by the amount by which the Closing Net
Working Capital is greater than the Estimated Net Working
Capital, but in no event shall it be increased more than the Initial Purchase Price Adjustment.

                  2.2.4.6	Adjustments to the Purchase Price.  As soon
as practicable (but not more than five Business Days) after the date on which the Final Closing Statements shall have been determined in accordance with this Section 2.2.4, (a) Seller shall pay to Buyer by wire transfer the amount, if any, by which the adjustments to the Purchase Price pursuant to Section 2.2.4.5 result in a net decrease of the Purchase Price, which shall constitute an immediate decrease of the Purchase Price in such amount, or (b), as the case may be, Buyer shall pay to Seller, the amount, if any, by which the adjustments to the Purchase
Price pursuant to Section 2.2.4.5 result in a net increase of the Purchase Price, which shall constitute an immediate increase of the Purchase Price in such amount.

      2.3	The Closing.  The Closing is occurring as of the date
of this Agreement (the "Closing Date").

ARTICLE 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
		SELLER

      The Company and Seller, jointly and severally, represent and warrant to Buyer as follows:

      3.1	Corporate Status of the Company.  The Company is a
corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia with the requisite corporate power to own, operate and lease its properties and to carry on its business as currently being conducted. Except as set forth in Schedule 3.1, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by the Company or the nature of the business transacted by the Company makes qualification, respectively, necessary. All jurisdictions in which the Company is qualified to do business are set forth on Schedule 3.1.

      3.2	Capital Stock of the Company.

            3.2.1	Authorized Stock and Ownership.  The
authorized capital stock of the Company consists of 5,000 shares of common stock, without par value, of which a total of 50 Shares are issued and outstanding. All of the Shares have been duly authorized and validly issued, were not issued in violation of any Person's preemptive rights, and are fully paid and nonassessable. LKB Trust owns all of the Shares of record and beneficially. Upon consummation of the Closing, Buyer will own all of the Company's outstanding capital stock, free and clear of any and all Encumbrances.

            3.2.2	Options and Convertible Securities of the
Company. Except as set forth on Schedule 3.2.2, (a) there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company to issue, sell or otherwise transfer any of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any Shares or other capital stock of the Company, (b) since
December 31, 2001, the Company has not issued, sold, or otherwise transferred of any of its capital stock and (c) there are no voting trusts or other agreements or understandings to which the Company or Seller is a party with respect to the voting of the Shares, and the Company is not a party to or bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding Shares or other equity securities of the Company.

      3.3	No Subsidiaries.  The Company does not have any
Subsidiaries and does not otherwise own or have a contractual right or obligation to acquire any capital stock or other securities of any Person.

      3.4	Authority for Agreement; Noncontravention.

            3.4.1	Authority.  The Company has the corporate
power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to the extent of its obligations hereunder.
Seller has full power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and its consummation of the Transactions, to the extent of its obligations hereunder, has been duly and validly authorized by the board of directors the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions, to the extent of its obligations hereunder. This Agreement and, when executed and delivered, the other agreements contemplated hereby to be signed by the Company and Seller have been, or with respect to such other agreements, will be duly executed and delivered by the Company and Seller and constitute valid and binding obligations of the Company and Seller enforceable against the Company and Seller in accordance with their terms.

            3.4.2	No Conflict.  Except as set forth on Schedule
3.4.2, neither the execution and delivery of this Agreement or the other agreements contemplated hereby to be signed by the Company and Seller, nor the performance by the Company and Seller of their respective obligations hereunder or thereunder, nor the consummation by the Company, and Seller of the Transactions, to the extent of their respective obligations hereunder or thereunder, will (a) in respect of the Company and Seller, conflict with or result in a violation of any provision of their articles or certificates of incorporation or by-laws or other organizational documents (collectively,
"Organizational Documents"), (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which the Company or Seller is a party or by which it or any of its assets or properties is bound or which is applicable to it or any of its assets or properties. Except as set forth in Schedule 3.4.2, no authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement or any or the other agreements contemplated hereby to be signed by the Company or Seller or for the consummation of the Transactions by the Company and Seller.

      3.5	Financial Statements.  Schedule 3.5 sets forth the
balance sheets of the Company as of December 31, 2007 (the "Audited Balance Sheet") and 2006, statements of operations and cash flow of the Company for the fiscal years ended December 31, 2007 and 2006, as audited by Argy, Wiltse & Robinson, P.C., certified public accountants, and the unaudited balance sheet of the Company as of February 29, 2008 (the "Balance Sheet Date") and the unaudited statements of operations, net working capital and cash flow for the two months then ended, and such balance sheets and statements of operations, net working capital and cash flow are accurate and complete. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the "Company Financial Statements," and the Company's balance sheet as of February 29, 2008 is referred to herein as the "Company Balance Sheet." Each of the balance sheets included in the Company Financial
Statements (including any related notes) fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Company Financial Statements (including any related notes) fairly present in all material respects the statements of operations, net working capital, and cash flow, as the case may be, of the Company for the periods therein set forth, in each case in accordance with GAAP subject, in the case of the Company's unaudited balance sheet as of the Balance Sheet Date, to normal year-end audit adjustments (all except as otherwise stated therein) and to the fact that such unaudited balance sheet lacks footnotes and other presentation items.

      3.6	Absence of Material Adverse Changes.  Since the Balance
Sheet Date, the Company has not suffered any Company Material
Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that would reasonably be expected to result in a Company Material Adverse
Effect. Except for the transactions referenced in Schedule 3.6, since the Balance Sheet Date, there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by the Company of, any Common Stock or other capital stock of the Company, or any commitment relating to any of the foregoing.

      3.7	Absence of Undisclosed Liabilities.  The Company has no
liabilities or obligations, fixed, accrued, contingent or otherwise (collectively, "Liabilities"), that are not fully reflected or provided for on, or disclosed in the notes to, the Company Balance Sheet, except (a) Liabilities incurred in the ordinary course of business since the Company Balance Sheet Date, none of which individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect,
(b) Liabilities expressly disclosed in Schedule 3.7, and (c) except as disclosed on Schedule 3.7, obligations to perform after the Closing Date any Company Contracts to which Company is a party, but only to the extent such obligations first accrue after the Closing Date and do not involve a breach or violation of such Company Contract on or prior to the Closing Date.

      3.8	Books and Records.  The books of account, minute books,
stock record books and other records of the Company, all of which have been made available to Buyer, are complete and correct in all respects and have been maintained in accordance with sound business practices. The actions reflected in the Company's minute books are accurate and complete records of the meetings reported in such minute books, and, except where the failure to do so will not have a Company Material Adverse Effect, no meeting of any Company stockholders in their capacities as stockholders of the Company, the Company's board of directors in their capacities as directors (the "Company Board") or committee of the Company Board has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the Company's possession.

      3.9	Accounts Receivable.  All accounts receivable of the
Company that are reflected on the Company Balance Sheet, the Closing Balance Sheet or on the Company's accounting records as of the Closing Date (collectively, the "Accounts Receivable") represented or represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable as shown on the Closing Balance Sheet are, or will be as of the Closing Date, to the Company's Knowledge and Seller's Knowledge, collectible in an amount of not less than ninety-nine percent thereof. As of the Closing Date, the average "days aged" of Accounts Receivable shall not have increased by more than five percent since February 29, 2008. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Company Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.9 contains a complete and accurate list of all Accounts Receivable as of March 19, 2008, which list sets forth the aging of such Accounts Receivable.

      3.10	No 8(a) Certification; Compliance with Applicable Laws,
Organizational Documents.  Except as otherwise set forth in
Schedule 3.10, the Company has all requisite licenses, and permits from all Governmental Entities (collectively, "Permits") necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated. The Company is in compliance with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the Company's Knowledge and Seller's Knowledge, threatened, which may result in revocation, cancellation, suspension, or any adverse modification of any of such Permits. Except as set forth in Schedule 3.10, the Company's business has been since December 31, 2001, and is currently being conducted in compliance with all Applicable Laws, Permits or other authorizations of any Governmental Entity. The
Company is not in default or violation of any provision of its Organizational Documents.

      3.11	Litigation and Audits.  Except for any claim, action,
suit or proceeding set forth on Schedule 3.11, (a) there is no investigation by any Governmental Entity with respect to the Company pending or, to the Company's Knowledge and Seller's Knowledge, threatened, nor has any Governmental Entity indicated to the Company an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or, to the Company's Knowledge and Seller's Knowledge, threatened against or involving the Company, or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity and
(c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company.

      3.12	Tax Matters.

            3.12.1	Filing of Returns.  The Company has prepared
and filed on a timely basis with all appropriate Governmental Entities all returns in respect of Taxes that the Company is required to file on or prior to the Closing, and all such returns are correct and complete. The Company has received no claim in writing from any Governmental Entity in a jurisdiction (domestic or foreign) where the Company does not file returns in respect of Taxes that the Company is or may be subject to taxation in such jurisdiction; and to the Company's Knowledge and Seller's Knowledge, based on personal contact with any agent of such Governmental Entities, no such Governmental
Entity has asserted or is considering asserting such a claim.
To the Company's Knowledge there are no ongoing audits of such returns of Taxes. All deficiencies proposed in writing by any Governmental Entity and agreed to by the Company (as opposed to any deficiencies proposed in writing by any Governmental Entity and being contested in good faith by the Company) as a result of such audits have been paid.

            3.12.2	Payment of Taxes.  The Company has paid in
full all Taxes due and owing by it on or before the Closing (whether or not shown on any Tax return) and, in the case of Taxes accruing for the period ending on or before the Closing that are not due on or before the Closing, the Company has made adequate provision (not including any provision for deferred
Taxes established to reflect timing differences between book and Tax income) in the Company's books and records and on the face of its financial statements (rather than in any notes thereto) for such payment. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. Since the Balance Sheet Date, the Company has not incurred any Liability for Taxes arising from extraordinary gain or loss as that term is used in GAAP, outside the ordinary cause of its business.
There is no dispute or claim concerning any Tax Liability of the Company claimed or raised by any Governmental Entity in writing or, to the Company's Knowledge or Seller's Knowledge, orally. The Company has received no indication in writing from any Governmental Entity that there exists any proposed tax assessment against the Company; and to the Company's Knowledge and Seller's Knowledge, there is no proposed tax assessment against the Company.

            3.12.3	Withholding.  The Company has withheld from
each payment made or owing to any of its current or former employees, officers, directors, independent contractors, creditors, Seller, or other third party all amounts required by Applicable Laws to be withheld and has, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. All Forms W-2 and 1099 required to be filed by or on behalf of the Company have been properly completed and timely filed. The Company has timely paid all amounts required by Applicable Laws to be paid by the Company to any Governmental Entity in respect of taxation of Seller (or any former shareholder) on Seller's (or any such former shareholder's) distributive share of the Company's income. No portion of the Purchase Price is subject to the Tax withholding provision of Code Section 3406 or Subchapter A of chapter 3 of the Code or of any other Tax law.

            3.12.4	Assessments.  There are no assessments of the
Company with respect to Taxes that have been issued and are outstanding. Since December 31, 2002, no Governmental Entity has examined or audited the Company in respect of Taxes. Since
December 31, 2002, the Company has received no indication in writing from any Governmental Entity (a) indicating an interest to open an audit or review in respect of Taxes, (b) requesting information relating to Tax matters, (c) noticing a deficiency or proposed adjustment for any amount of Taxes proposed, asserted or addressed. The Company has not executed or filed any agreement extending the period of assessment or collection of any Taxes.

            3.12.5	Access to Returns.  Buyer has been provided
with a copy of or access to all federal, state, local and foreign Tax returns filed by the Company since January 1, 2002.
Buyer has been provided with a copy of or access to all assessments, extensions and waivers resulting from any audits of the Company by a Governmental Entity in respect of Taxes, and all such assessments and related penalties and interest have been paid in full, except for immaterial amounts being contested in good faith by the Company.

            3.12.6	Miscellaneous Items.  The Company is not a
party to any agreement, contract, arrangement or plan that has resulted or could result (determined regardless of whether or not the Company is or has been otherwise subject to the Code Sections 280G or 162(m)), separately or in the aggregate, in the payment of (a) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law) and (b) any amount that will not be fully deductible as a result of Code Section 162 (m) (or any corresponding provisions of state, local or foreign Tax law).
The Company is not and has not been a member of an affiliated group filing a consolidated federal income tax return. The Company has no Liability for the Taxes of any Person other than itself under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

            3.12.7	No Tax Sharing Agreement.  The Company is not
and never has been a party to or otherwise bound by any income Tax-sharing agreement or similar agreement or, with respect to Taxes other than income taxes, any tax-sharing or similar
Contract other than any Contract the primary purpose of which is not the allocation or payment of Tax Liability and in which such provisions regarding tax Liability are typical of such type of Contracts. Any income Tax-sharing agreement or similar agreement (and, with respect to Taxes other than income Taxes, any Tax-sharing or similar Contract other than any Contract the primary purpose of which is not the allocation or payment of Tax Liability and in which such provisions regarding tax
Liability are typical of such type of Contracts) to which the Company is, was or may have been a party shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year) so that after the Closing the Company shall not, except as set forth on the face of the Closing Balance Sheet, have any Liability under any income Tax-sharing agreement or similar agreement (or, with respect to Taxes other than income Taxes, any Tax-sharing or similar Contract other than any Contract the primary purpose of which is not the allocation or payment of Tax Liability and in which such provisions regarding tax
Liability are typical of such type of Contracts).

            3.12.8	Certain Income Items and Deductions.  The
Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing
Date as a result of any:

                  (a)	change in method of accounting for a taxable
period ending on or prior to the Closing Date;

                  (b)	"closing agreement" as described in Code
Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

                  (c)	intercompany transactions or any excess loss
account described in Treasury Regulations under Code Section 1502
(or any corresponding or similar provision of state, local or foreign income Tax law);

                  (d)	installment sale or open transaction
disposition made on or prior to the Closing Date; or

                  (e)	prepaid amount received on or prior to the
Closing Date.

            3.12.9	Certain Stock Distributions.  The Company has
not distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

            3.12.10	Affiliated Group.  Each Affiliated Group of
which the Company is or was a member has filed all income Tax Returns that it was required to file for each taxable period during which the Company was a member of the group. All such Tax Returns were correct and complete (a) in all respects insofar as they relate to the Company and (b) in all material respects insofar as they do not relate to the Company. All income Taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which the Company was a member of the Affiliated Group.

            3.12.11	Certain Disputes and Claims.  Neither the
Company or Seller expects any Governmental Entity to assess any additional income Taxes against any Affiliated Group for any taxable period during which the Company was a member of the Affiliated Group. There is no dispute or claim concerning any income Tax Liability of any Affiliated Group for any taxable period during which the Company was a member of the Affiliated Group either (a) claimed or raised by any Governmental Entity in writing or (b) to the Seller's Knowledge or the Company's Knowledge based upon personal contact with any agent of such Governmental Entity. No member of an Affiliated Group has waived any statute of limitations in respect of any income
Taxes or agreed to any extension of time with respect to a income Tax assessment or deficiency for any taxable period during which the Company was a member of the Affiliated Group.

            3.12.12	Code Section 382 Ownership Change.  Neither
the Company nor Seller has undergone a Code Section 382 ownership change since December 31, 2000.

            3.12.13	Unclaimed Property.  The Company has no
assets that may constitute unclaimed property under Applicable Laws. Without limiting the generality of the foregoing, the Company has established and followed procedures to identify any unclaimed property and, to the extent required by Applicable Laws, remit such unclaimed property to the respective Governmental Entity. The Company's records are adequate to permit Governmental Entities or outside auditors to confirm the foregoing representations and warranties of this Section 3.12.13.

            3.12.14	S Corporation Status.  The Company shall not
be liable for any Tax under Code Section 1374 in connection with the deemed sale of the Company's assets (including the assets of any qualified subchapter S subsidiary) caused by the
Section 338(h)(10) Election. The Company (and any predecessor of the Company) has been a validly electing "S Corporation" within the meaning of Code Sections 1361 and 1362 ("S
Corporation") at all times since its (or, if earlier, any predecessor's) formation, and the Company will be an S
Corporation up to and, if the Section 338(h)(10) Election is made, including the Closing Date. Neither the Company nor any of its predecessors has since September 30, 1982 (a) acquired assets from another corporation in a transaction in which the tax basis of the Company (or its predecessor, as the case may be) for the acquired assets was determined, in whole or in party, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor, or (b) acquired the stock of any corporation that is a "qualified subchapter S subsidiary" within the meaning of Code Section
1361 (b)(3)(B).

      3.13	Employee Benefit Plans.

            3.13.1	List of Plans.  Schedule 3.13.1 contains a
correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, relating to any Persons employed by the Company or in which any Person employed by the Company is eligible to participate and which is currently maintained or that was maintained at any time since January 1, 2007, by the Company or any ERISA Affiliate, or pursuant to which the Company has or may reasonably be expected to have any Liability (collectively, the "Company Plans"). The Company has made available to Buyer complete copies, as of the date hereof, of all of the Company Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing. The Company has made available to Buyer complete copies of current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Company Plans that are in the possession of the Company as of the date hereof. The Company does not have and has never had any "defined benefit plans" as defined in ERISA
Section 3(35).

            3.13.2	ERISA.  Neither the Company nor any ERISA
Affiliate of the Company has incurred any "withdrawal liability" calculated under Code Section 4211 and there has been no event or circumstance which would cause them to incur any such Liability. Neither the Company nor any ERISA
Affiliate of the Company has ever maintained a Company Plan providing health or life insurance benefits to former employees, other than as required pursuant to Code Section
4980B or to any state law conversion rights. No Company Plan previously maintained by the Company or its ERISA Affiliates which was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C of Title IV of ERISA with respect to which the requirement to file a notice with the Pension Benefit Guaranty Corporation has not been waived has occurred with respect to any such Company Plan, and no Liability to the Pension Benefit Guaranty Corporation has been incurred by the Company or its ERISA Affiliates. With respect to all the Company Plans, the Company and every ERISA Affiliate of the Company is in compliance with all requirements prescribed by all Applicable Laws, and has in all respects performed all obligations required to be performed by it.
Neither the Company nor any ERISA Affiliate of the Company, nor any of their directors, officers, employees or agents, nor, to the Company's Knowledge, any trustee or administrator of any trust created under the Company Plans, has engaged in or been a party to any "prohibited transaction" as defined in Code
Section 4975 which could subject the Company or its Affiliates, directors or employees or the Company Plans or the trusts relating thereto or any party dealing with any of the Company Plans or trusts to any tax or penalty on "prohibited transactions" imposed by Code Section 4975. Neither the Company Plans nor the trusts created thereunder have incurred any "accumulated funding deficiency," as such term is defined in Code Section 412 and regulations issued thereunder, whether or not waived.

            3.13.3	Plan Determinations.  Each Company Plan
intended to qualify under Code Section 401(a) has been determined by the Internal Revenue Service ("IRS") to so qualify, and the trusts created thereunder have been determined to be exempt from Tax under Code Section 501(a); copies of all determination or opinion letters which have been received by the Company have been delivered to Buyer, and Seller has not taken any action, or received any notification of any action taken by any other Person since the date of such determination or opinion letters which might cause the loss of such qualification or exemption. With respect to each Company Plan which is a qualified profit sharing plan, all employer contributions accrued for plan years ending prior to the Closing under the Company Plan terms and Applicable Laws have been made.

            3.13.4	Funding.  Except as set forth on Schedule
3.13.4:

                  (a)	all contributions, premiums or other payments
due or required to be made to the Company Plans as of the date hereof have been made as of the date hereof or are properly reflected on the Company Balance Sheet;

                  (b)	there are no actions, liens, suits or claims
(other than routine claims for benefits) pending or, to the Company's Knowledge and Seller's Knowledge, threatened with respect to any Company Plan;

                  (c)	no event has occurred, and there exists no
condition or set of circumstances, which presents a material risk of a partial termination (within the meaning of Code Section
411(d)(3)) of any Company Plan;

                  (d)	each Company Plan that is a "group health
plan" (as defined in Section 607(1) of ERISA) has been operated at all times in substantial compliance with the provisions of COBRA and any applicable, similar state law; and

                  (e)	with respect to any Company Plan that is
qualified under Code Section 401(k), individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company could be subject to any Liability (except Liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other Applicable Laws.

            3.13.5	Welfare Plans.  With respect to any Company
Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"), (a) each Welfare plan for which contributions are claimed by the Company as deductions under any provision of the Code is in compliance with all applicable requirements pertaining to such deduction,
(b) with respect to any welfare benefit fund (within the meaning of Code Section 419 related to a Welfare Plan, there is no disqualified benefit (within the meaning of Code Section
4976(b) that would result in the imposition of a Tax under Code
Section 4976(a), (c) any Company Plan that is a group health plan (within the meaning of Code Section 4980B(g)(2) complies, and in each and every case has complied, with all of the applicable material requirements of COBRA, the Family Medical
Leave Act of 1993, the Health Insurance and Portability and Accountability Act of 1996, the Women's Health and Cancer
Rights Act of 1996, the Newborns' and Mothers' Health
Protection Act of 1996, and any similar provisions of state law or foreign law applicable to employees of the Company or any ERISA Affiliate of Company. None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by Applicable Laws, and neither the Company nor ERISA Affiliate of the Company has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by statue. No Company Plan or employment agreement provides health benefits that are not insured through an insurance contract. Except as set forth on Schedule 3.13.5, each Company Plan is amendable and terminable unilaterally by the Company at any time without Liability to the Company as a result thereof (except for the usual and ordinary administrative costs related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

      3.14	Employment-Related Matters.

            3.14.1	Labor Relations.  Except to the extent set
forth on Schedule 3.14.1: (a) the Company is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the Company's Knowledge and Seller's Knowledge, threatened against or otherwise affecting the Company, and the Company has not experienced the same; (c) except as has occurred in the ordinary course of the Company's business without any resulting Liability of the Company, the Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time, nor has the Company planned or announced any such action or program for the future with respect to which the Company has any Liability; and (d) all salaries, wages, vacation pay, bonuses, commissions and other compensation due from the Company to the employees of the Company before the date hereof have been paid or accrued as of the date hereof.

            3.14.2	Employee List.  Set forth on Schedule 3.14.2
is a list containing the name of each employee of the Company, whether full-time or part time, and each such employee's position, starting employment date and annual salary as of the date indicated thereon ("Employee List"). The Employee List is correct and complete as of the date of the Employee List. No third party has asserted in writing any claim, or, to the Company's Knowledge and Seller's Knowledge, has any reasonable basis to assert any valid claim, against the Company that either the continued employment by, or association with, the Company of any of the current officers or employees of, or consultants to, the Company contravenes any agreements or Applicable Laws regarding unfair competition, trade secrets or proprietary information.

      3.15	Environmental.

            3.15.1	Environmental Laws.  (a) The Company is in
compliance with all applicable Environmental Laws in effect on the date hereof; (b) the Company has not received any written communication that alleges that the Company is not in compliance with all applicable Environmental Laws in effect on the date hereof; (c) there are no circumstances that may prevent or interfere with compliance in the future with all applicable Environmental Laws; (d) all Permits and other Governmental Entity authorizations currently held by the Company pursuant to the Environmental Laws are in full force and effect, the Company is in compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations are required by the Company for the conduct of its business on the date hereof; and (e) the management, handling, storage, transportation, treatment, and disposal by the Company of all Materials of Environmental Concern has been in compliance with all applicable Environmental Laws.

            3.15.2	Environmental Claims.  There is no
Environmental Claim pending or, to the Company's Knowledge and Seller's Knowledge, threatened against or involving the Company or against any Person whose Liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

            3.15.3	No Basis for Claims.  To the Company's
Knowledge and Seller's Knowledge, there are no past or current actions or activities by the Company, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, whether or not by the Company, that could reasonably form the basis of any Environmental Claim against the Company or against any Person whose Liability for any Environmental Claim the Company may have retained or assumed either contractually or by operation of law, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern or any other contamination or other hazardous condition, whether caused by the Company or not related to the premises at any time occupied by the Company. Without limiting the generality of the foregoing, the Company has not received any notices, demands, requests for information, investigations pertaining to compliance with or Liability under Environmental Law or Materials of Environmental Concern, nor, to the Company's Knowledge and Seller's Knowledge, are any such notices, demands, requests for information or investigations threatened.

            3.15.4	Disclosure of Information.  The Company has
made available to Buyer all environmental investigations, studies, audits, tests, reviews and other analyses conducted in relation to Environmental Laws or Materials of Environmental Concern pertaining to the Company or any property or facility now or previously owned, leased or operated by the Company that are in the possession, custody, or control of the Company.

            3.15.5	Encumbrances.  No Encumbrance relating to or
in connection with any Environmental Claim, Environmental Law, or Materials of Environmental concern has been filed or has been attached to any of the property or assets which are owned, leased or operated by the Company.

            3.15.6	Transportation of Materials of Environmental
Concern. Since December 31, 2001, the Company has not used, handled, generated, produced, manufactured, treated, stored, disposed of, recycled or transported any Materials of Environmental Concern, whether on behalf of the Company or any other Person, in violation of any Environmental Laws, and there has been no Release or threatened Release of any Materials of Environmental Concern beneath or from any real property operated or formerly owned or operated by the Company.

      3.16	No Broker's or Finder's Fees.  The Company has not paid
or become obligated to pay any fee or commission to any broker, finder, financial advisor, intermediary or other Person in connection with the Transactions and giving effect to the consummation of the Closing will not cause the Company to be so obligated.

      3.17	Assets Other Than Real Property.

            3.17.1	Title.  The Company has good, valid and
marketable title to all of the tangible assets shown on the Company Balance Sheet, in each case, free and clear of any Encumbrance, except for (a) assets disposed of since Balance Sheet Date in the ordinary course of business and in a manner consistent with past practices, (b) Liabilities and Encumbrances reflected in the Company Balance Sheet or otherwise in the Company Financial Statements, (c) Permitted Encumbrances, and (d) Liabilities and Encumbrances set forth on
Schedule 3.17.1.

            3.17.2	Closing Date Assets.

                  (a)	As of the Closing Date, the Company will have
good, valid and marketable title to all of its assets, including those assets shown on the Final Closing Balance Sheet, in each case free and clear of any Encumbrances other than Permitted
Encumbrances.

                  (b)	The Company's inventory has been paid for by
the Company, consists of a quality and quantities which are usable and saleable upon customary terms and conditions in the ordinary course of business and meet all customer and warranty standards and requirements.

                  (c)	Schedule 3.17.2(c) lists all tangible
personal property (other than Inventory) which is owned by the Company. Considered as a whole, such personal property is in satisfactory operating condition, subject to ordinary wear, tear, and obsolescence.

                  (d)	The Company's assets include all right, title
and interest in and to all assets that are used in or that are being held for use or are otherwise necessary in the operation, as currently conducted by the Company, of its business.

                  (e)	Schedule 3.17.2(e) contains a complete and
correct list of all Governmental Entity-owned property or Governmental Entity-furnished equipment, including tooling and test equipment, provided under, necessary to perform the obligation under, or for which the Company could be held accountable under, the Government Contracts and such Governmental Entity-owned property is maintained by the Company in accordance with government-approved property management system.

            3.17.3	Condition.  All facilities, equipment and
personal property owned by the Company and regularly used in its business is in satisfactory operating condition and repair, ordinary wear and tear excepted, which wear and tear, taken in the aggregate, is not material to the Company and does not affect the Company's obligations to consummate the Transactions and otherwise perform under this Agreement.

      3.18	Real Property.

            3.18.1	Company Real Property.  The Company does not
own and has never owned any real property.

            3.18.2	Company Leases.  Schedule 3.18.2 lists all of
the Company Leases. Complete copies of the Company Leases, and all material amendments thereto (which are identified on Schedule 3.18.2) have been made available by the Company to Buyer. The Company Leases grant leasehold estates free and clear of all Encumbrances (except Permitted Encumbrances) granted by or caused by the actions of the Company. The
Company Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms and conditions. Neither the Company nor, to the Company's Knowledge and Seller's Knowledge, any other Person to a Company Lease, has committed a breach or default under any Company Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default. Schedule
3.18.2 identifies each Company Lease the provisions of which would be adversely affected by the Transactions and each Company Lease that requires the consent of any third Person in connection with the Transactions. No construction, alteration or other leasehold improvement work with respect to the real property covered by any of the Company Leases remains to be paid for or to be performed by the Company. Except as set forth on Schedule 3.18.2, no Company Leases have an unexpired term which, including any renewal or extensions of such term provided for in the Company Lease, could exceed 365 days.

            3.18.3	Condition.  All leasehold improvements and
fixtures, or parts thereof, used by the Company in the conduct of its business are in satisfactory operating condition and repair, ordinary wear and tear excepted, and are insured with coverages that are usual and customary for similar properties and similar businesses or are required, pursuant to the Company Leases, to be insured by third Persons.

      3.19	Contracts, Agreements and Commitments.

            3.19.1	Company Contracts.  Except as set forth on
Schedule 3.19.1, the Company is not a party to:

                  (a)	any bonus, deferred compensation, pension,
severance, profit-sharing, stock option, employee stock purchase or retirement plan, Contract or arrangement or other employee benefit plan or arrangement;

                  (b)	any employment Contract with any current
employee, officer, director or consultant (or former employees, officers, directors and consultants to the extent there remain at the date hereof obligations to be performed by the Company);

                  (c)	any Company Contract for personal services or
employment with a term of service or employment specified in the Contract or any Contract for personal services or employment in which the Company has agreed on the termination of such Contract to make any payments greater than those that would otherwise be imposed by Applicable Laws;

                  (d)	any Company Contract of guarantee or
indemnification;

                  (e)	any Company Contract containing a covenant
limiting or purporting to limit the freedom of the Company to compete with any Person in any geographic area or to engage in any line of business;

                  (f)	any lease other than the Company Leases under
which the Company is lessee that involves, in the aggregate, payments of $25,000 or more per annum, or of $50,000 or more for the remaining term of the Company Lease or is material to the conduct of the Company's business;

                  (g)	any joint venture or profit-sharing Company
Contract or similar Contract ;

                  (h)	except for trade indebtedness incurred in the
ordinary course of business and equipment leases entered into in the ordinary course of business, any loan or credit Contract providing for the extension of credit to the Company or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $25,000 or more;

                  (i)	any license Contract, either as licensor or
licensee, involving payments (including past payments) of $25,000 in the aggregate or more, or any material distributor, dealer, reseller, franchise, manufacturer's representative, or sales agency or any other similar material Contract;

                  (j)	any Company Contract granting exclusive
rights to, or providing for the sale of, all or any portion of the Company Proprietary Rights;

                  (k)	any Company Contract or arrangement providing
for the payment of any commission or similar payment based on sales or contract awards other than to employees of the Company;

                  (l)	any Company Contract for the sale by the
Company of materials, products, services or supplies that involves future payments to the Company of more than $25,000;

                  (m)	other than the Company Leases, any Company
Contract for the purchase by the Company of any materials, equipment, services, or supplies that either (i) involves a binding commitment by the Company to make future payments in excess of $25,000 and cannot be terminated by it without penalty upon 30 days or less notice or (ii) was not entered into in the ordinary course of business;

                  (n)	any Company Contract or arrangement with any
third Person for such third party to develop any intellectual property or other asset expected to be used or currently used or useful in the Company's business;

                  (o)	any Company Contract or commitment for the
acquisition, construction or sale of fixed assets owned or to be owned by the Company that involves future payments by it of more than $25,000;

                  (p)	any Company Contract or commitment to which
current or former directors, officers or Affiliates of the Company (or directors or officers of an Affiliate of the Company) are also parties;

                  (q)	any Company Contract not described above
(ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by the Company of more than $100,000, other than the Company Leases;

                  (r)	any Company Contract not described above that
was not made in the ordinary course of business and that is material to the Company's financial condition, business, operations, assets, results of operations; or

                  (s)	any Company Contract that provides for any
continuing or future obligation of the Company, involving
Liability of the Company of more than $25,000, actual or contingent, including any continuing representation or warranty and any indemnification obligation, in connection with the disposition of any business or assets of the Company.

            3.19.2	Validity.  All Company Contracts, including
the Company Contracts required to be set forth on Schedule
3.19.1 are valid and in full force and effect.  Since January
1, 2005, the Company has not, nor, to the Company's Knowledge, has any other party thereto, breached any provision of, or defaulted under the terms of any such Contract except as set forth on Schedule 3.19.2 or have been cured or waived, and the Company has not received any "notice to cure" or a similar notice from any Governmental Entity requesting performance under any Contract between the Company and such Governmental Entity.

            3.19.3	Third-Party Consents.  Schedule 3.19.3
identifies each Contract and other document that requires that notice be provided to a third Person or the consent of a third Person, including Governmental Entities, in connection with the Transactions.

      3.20	Intellectual Property.

            3.20.1	Right to Intellectual Property.  Except as
set forth on Schedule 3.20.1, the Company owns, or has, fully paid, rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefore, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are used in the business of the Company as currently conducted (the "Company Proprietary Rights"). The Commercial Software used in the Company's business has been acquired and used by the Company on the basis of and in accordance with a valid license from the manufacturer or the dealer authorized to distribute such Commercial Software, free and clear of any claims or rights of any third parties. The Company is not in breach of any of the terms and conditions of any such license and has not been infringing upon any rights of any third parties in connection with its acquisition or use of the Commercial Software.

            3.20.2	No Conflict.

                  (a)	Set forth on Schedule 3.20.2 is a complete
list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefore, included in the Company Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

                  (b)	None of the Company's currently marketed
software products has been registered for copyright protection with the United States Copyright Office or any foreign offices nor has the Company been requested to make any such registration.

                  (c)	Set forth on Schedule 3.20.2(c) is a complete
list of all material licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which the Company or any other Person is authorized to use any Company Proprietary Right (excluding "end-user licenses") or other trade secret material to the business of the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

                  (d)	The Company is not in violation of any
license, sublicense or other Contract described on such list except such violations as do not materially impair the Company's rights under such license, sublicense or agreement.

                  (e)	The execution and delivery of this Agreement
by the Company, and the consummation of the Transactions, will neither cause the Company to be in violation or default under any such license, sublicense or other Contract, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or other Contract.

                  (f)	Except as set forth on Schedule 3.20.2(f),
the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any and all Encumbrances), the Company Proprietary Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Proprietary Rights are being used.

                  (g)	Except as set forth on Schedule 3.20.2(g), no
claims with respect to the Company Proprietary Rights have been asserted or, to the Company's Knowledge and Seller's Knowledge, are threatened by any Person nor, to the Company's Knowledge and Seller's Knowledge, are there any valid grounds for any bona fide claims to the effect that the manufacture, sale, licensing or use of any of the products of the Company as currently manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company infringes on any copyright, patent, trademark, service mark or trade secret, against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company, or challenging the ownership by the Company, or the validity or effectiveness of any of the Company Proprietary Rights.

                  (h)	The Company has no material registered
trademarks, service marks and copyrights.

                  (i)	To the Company's Knowledge and Seller's
Knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights by any third party, including any employee or former employee of the Company.

                  (j)	No Company Proprietary Right or product of
the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company.

                  (k)	Except as set forth on Schedule 3.20.2(k),
the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

                  (l)	The Company's products, packaging and
documentation contain copyright notices sufficient to maintain copyright protection on the copyrighted portions of the Company
Proprietary Rights.

            3.20.3	Employee Agreements.  Except as set forth on
Schedule 3.20.3(a), each employee and officer of the Company has executed a confidentiality agreement in substantially the form of Schedule 3.20.3(b) and each consultant has entered into a consulting agreement in substantially the form of Schedule 3.20.3(c). To the Company's Knowledge, no employee, officer or consultant of the Company is in violation of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with the Company or any previous employer.

      3.21	Insurance Contracts.  Schedule 3.21 lists all contracts
of insurance and indemnity in force at the date hereof with respect to the Company. Such contracts of insurance and indemnity and those shown in other Schedules (collectively, the "Company Insurance Contracts") insure against such risks, and are in such amounts, as are disclosed on such Schedules. All of the Company Insurance Contracts are in full force and effect, and to the Company's Knowledge and Seller's Knowledge, there are no defaults thereunder by the Company which could permit the insurer to deny payment of claims thereunder. The Company has not received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under the Company Insurance Contracts will not be available in the future on substantially the same terms as now in effect. The Company has not received or given a notice of cancellation with respect to any of the Company Insurance Contracts.

      3.22	Banking Relationships.  Schedule 3.22 shows the names
and locations of all banks, trust companies and other financial institutions in which the Company has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all Persons authorized to draw thereon or to have access thereto.

      3.23	No Contingent Liabilities.  The Company has no
contingent or conditional Liabilities of any kind arising from or in connection with any acquisition of a Person or a line of business by the Company.

      3.24	Absence of Certain Relationships.  Except as set forth
on Schedule 3.24, to the Company's Knowledge and Seller's
Knowledge none of (a) the Company, (b) any officer of the Company, (c) Seller, or (d) any member of the immediate family of the individuals listed in clauses (b) or (c) of this Section
3.24, has any financial or employment interest in any subcontractor, supplier, or customer of the Company (other than equity holdings in publicly held companies of less than two percent of the outstanding capital stock of any such publicly held company).

      3.25	Sensitive Payments.  Neither the Company nor any
Affiliate of the Company, nor any other Person associated with or acting for or on behalf of the any of the foregoing, has directly or indirectly taken any action which would cause the Company to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Neither the Company, nor any Affiliate of the Company, nor any other Person associated with or acting for or on behalf of any of the foregoing, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Applicable Laws, or (b) established or maintained any fund or asset that has not been recorded in the Company's books and records.

      3.26	Government Contracts.

            3.26.1	Generally.  Each Company Contract and other
Company Engagement that is a Government Contract (each an
"Active Government Contract") is listed on Schedule 3.26.1(a) and identified as a Government Contract. Each Company
Completed Engagement that is or was a Government Contract is referred to herein as a "Completed Government Contract." Also listed on Schedule 3.26.1(a) and identified as a Government Bid is each outstanding quotation bid or proposal for a Government Contract involving the Company's business. Listed on Schedule 3.26.1(b) is each Active Government Contract under which to the Company's Knowledge and Seller's Knowledge, the Company currently is experiencing, or is likely to experience either cost, schedule, technical or quality problems.

            3.26.2	Bids and Awards.  To the Company's Knowledge
and Seller's Knowledge except as set forth on Schedule 3.26.2,
(a) each Active Government Contract and each Completed
Government Contract (collectively, the "Government Contracts") was legally awarded, (b) no such Active Government Contract
(or, where applicable, the prime contract with the United
States Government under which such Government Contract was awarded) is the subject of bid or award protest proceedings, and (c) no such Active Government Contract (or, where applicable, the prime contracts with the United States
Government under which such Government Contract was awarded) is reasonably likely to become the subject to bid or award protest proceedings. Except as set forth on Schedule 3.26.2, to the Company's Knowledge and Seller's Knowledge, no facts exist which would reasonably be expected give rise to a claim for price adjustment under the Truth in Negotiations Act or to any other request for a reduction in the price of any Government Contracts.

            3.26.3	Compliance with Law and Regulation and
Contractual Terms; Inspection and Certification. Except as set forth on Schedule 3.26.3, the Company has complied with all applicable statutory and regulatory requirements pertaining to the Government Contracts to which it is a party, including the Armed Services Procurement Act, the Federal Property and Administrative Services Act, the Federal Acquisition Regulation (the "FAR"), the FAR cost principles, and the Cost Accounting Standards. To the Company's Knowledge and Seller's Knowledge, the Company has complied with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of the Government Contracts, whether incorporated expressly, by reference or by operation of Applicable Law. To the Company's Knowledge and Seller's Knowledge, all facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Company in connection with any Government Contract and its quotations, bids and proposals for Government Contracts were current, accurate and complete as of the date of their submission. To the Company's Knowledge and Seller's Knowledge, the Company has complied with all applicable representations, certifications and disclosure requirements under all Government Contracts and each of its quotations, bids and proposals for Government Contracts. To the Company's Knowledge and Seller's Knowledge, no facts exist which could reasonably be expected to give rise to Liability to the Company under the False Claims Act which would reasonable be expected to result in a Company Liability. Except as described in Schedule 3.26.3, the Company has not undergone and is not undergoing any, review, inspection, investigation, survey or examination of records relating to any Government Contract. No audit, review, inspection, investigation, survey or examination of records described in Schedule 3.26.3 has revealed any fact, occurrence, or practice which would reasonably be expected to adversely affect the assets, business or financial statement of the Company, or its continued eligibility to receive and perform Government Contracts. To the Company's Knowledge and Seller's Knowledge, the Company has not made any payment, directly or indirectly, to any Person in violation of Applicable Laws, including laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments. To the Company's Knowledge and Seller's Knowledge, the Company has complied with all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information. The Company's cost accounting purchasing, inventory and quality control systems are in compliance with all applicable government procurement statutes and regulations and with the requirements of the Government Contracts.

            3.26.4	Disputes, Claims and Litigation.  Except as
described in Schedule 3.26.4, to the Company's Knowledge and Seller's Knowledge, there are neither outstanding claims or disputes against the Company relating to any Government
Contract nor any facts or allegations that would reasonably be expected to give rise to such a claim or dispute in the future. Except as described in Schedule 3.26.4, to the Company's
Knowledge and Seller's Knowledge, there are neither any outstanding claims or disputes relating to any Government
Contract which, if resolved unfavorably to the Company, would increase by five percent or more the Company's cost to complete performance of any task order under such Government Contract above the amounts set forth in the estimates to complete previously prepared by the Company and delivered to Buyer for the Government Contract, nor any reasonably foreseeable expenditures which would increase by five percent or more the cost to complete performance of any task order under Government Contract above the amounts set forth in the estimates to complete described above. The Company has not been nor is currently under any administrative, civil or criminal investigation or indictment disclosed to the Company involving alleged false statements, false claims or other misconduct relating to any Government Contract or quotations, bids and proposals for Government Contracts, and to the Company's
Knowledge and Seller's Knowledge, there is no basis for any such investigation or indictment. The Company has not been nor is currently a party to any administrative or civil litigation involving alleged false statements, false claims or other misconduct relating to any Government Contract or quotations, bids and proposals for Government Contracts, and to the Company's Knowledge and Seller's Knowledge, there is no basis for any such proceeding. Except as described in Schedule
3.26.4, neither the United States Government nor any prime contractor or higher-tier subcontractor under a Government
Contract has withheld or set off, or attempted to withhold
(other than the hold-backs pursuant to contracts in the ordinary course of business) or set-off, material amounts of money otherwise acknowledged to be due to the Company under a Government Contract. Except as described in Schedule 3.26.4, neither the United States Government nor any prime contractor or higher-tier subcontractor under an Active Government
Contract has questioned or disallowed any material costs claimed by the Company under any Government Contract, and to the Company's Knowledge and Seller's Knowledge, there is no fact or occurrence that would reasonably be expected to be a basis for disallowing any such costs.

            3.26.5	Sanctions.  Neither the United States
Government nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other Person has notified the Company, of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification except where such violation or breach would reasonably be expected to be immaterial.
Except as set forth on Schedule 3.26.5, the Company has not received any show cause, cure, deficiency, default or similar notices relating to any Government Contract. Neither the Company nor any director, officer, employee, consultant or Affiliate thereof has been or is not currently suspended, debarred or, to the Company's Knowledge and Seller's Knowledge, proposed for suspension or debarment from contracting with any Governmental Entities, and to the Company's Knowledge and Seller's Knowledge, no facts exist which could cause or give rise to such suspension or debarment or proposed suspension or debarment. No determination of non-responsibility has ever been issued against the Company with respect to any quotation, bid or proposal for a Government Contract.

            3.26.6	Terminations.  Except as set forth on
Schedule 3.26.6, no Company Government Contract relating to the Company's business has been terminated for default or convenience since December 31, 2001. The Company has not received any notice in writing terminating or indicating an intent to terminate any active Government Contract for convenience.

            3.26.7	Within the Scope.  Except as set forth in
Schedule 3.26.7, there has been no allegation, charge or finding ( internal or external to the Company), or, to Company's Knowledge and Seller's Knowledge, investigation or report (internal or external to the Company) since December 31, 2003 to the effect that the Company has been, or may have been, a party, to any task order or delivery order, under a multiple award schedule contract or any other Government Contract, where the goods or services purchased, or identified to be purchased, by a Government Entity under such task order or delivery order are or were not reasonably within the statement of work contained in the multiple award schedule contract or other government Contract under which the task order or delivery order was issued.

            3.26.8	Assignments.  Except as set forth on Schedule
3.26.8, the Company has not made any assignment of any Government Contract or of any right, title or interest in or to any Company Government Contract to any Person. The Company has not entered into any financing arrangements with respect to the performance of any Government Contract.

            3.26.9	Property.  The Company is in compliance with
all Applicable Laws with respect to the possession and maintenance of all government-furnished property (as defined in the FAR).

            3.26.10	National Security Obligations.  The Company
is in compliance with all Applicable Laws regarding national security, including those obligations specified in the National
Industrial Security Program Operating Manual, DOD 5220.22-M
(February 2006), and any supplements, amendments or revised editions thereof.

            3.26.11	Credentials.  To the Company's Knowledge and
Seller's Knowledge, each Company employee performing services related to a Company Government Contract possessed (during the time of such perform) all of the required credentials (e.g., education and experience) and security clearances specified in or required by such Company Government Contract. To the Company's Knowledge and Seller's Knowledge, there is no existing information, fact, condition or circumstance that would cause the Company to lose its facility security clearances.

            3.26.12	Export Compliance.  To the Company's
Knowledge and Seller's Knowledge, the Company is in compliance with all Applicable Laws regarding US export control, including in respect of US Department of State International Trafficking in Arm Regulations, US Department of Commerce Export Administration regulations, US/Canada Joint Certification Program and US Customs requirements.

            3.26.13	No Contingent Fees.  No facts, events or
other circumstances exist that violate or otherwise constitute a basis on which the United States Government or any other Person might reasonably claim to violate, the covenant against contingent fees under any Company Government Contract or Company Engagement, or 10 U.S.C. 2306, 41 U.S.C. 254(a) as implemented in FAR 3.402.

      3.27	No Additional Representations and Warranties.  Except
for the representations and warranties set forth in this Article
3 or in any certificate given in respect of this Article 3, neither the Company, Seller, nor any other Person on behalf of the Company or Seller makes any other representations or warranties, written or oral, statutory, express or implied, with respect to (a) Seller or the Company, or the Company's business, operations, assets, liabilities, condition (financial or otherwise) or prospects of the Company, (b) the negotiation, execution, delivery or performance of this Agreement by the Company and Seller or (c) the continuation of the Company's Government Contracts or task orders after the Closing.

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF BUYER
      Buyer represents and warrants to Seller as follows:

      4.1	Corporate Status of Buyer.  Buyer is a corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as currently being conducted. Buyer is duly qualified to do business in the Commonwealth of Virginia.

      4.2	Authority for Agreement; Noncontravention.

            4.2.1	Authority of Buyer.  Buyer has the corporate
power and authority to enter into this Agreement, to consummate its obligations hereunder and to consummate the Transactions.
The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by Buyer's board of directors and no other corporate proceedings on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions. This Agreement and, when executed and delivered, the other agreements contemplated hereby to be signed by Buyer have been or, when executed and delivered, will be duly executed and delivered by Buyer as the case may be, and constitute valid and binding obligations of Buyer as the case may be, enforceable against Buyer in accordance with their terms.

		               -i-

            4.2.2	No Conflict.  Neither execution and delivery
of this Agreement by Buyer nor the performance by Buyer of its obligations hereunder, nor the consummation by Buyer of the Transactions will (a) conflict with or result in a violation of any provision of Buyer's certificate of incorporation or by-laws, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Buyer is a party or by which any of its assets or properties is bound or which is applicable to Buyer or any of its assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental
Entity is necessary for the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Transactions, except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Buyer Material Adverse Effect.

      4.3	Compliance with Applicable Laws.  Buyer is in
compliance in all material respects with all Applicable Laws and with all rules and regulations of all national securities exchanges upon which Buyer's stock is listed. All filings and disclosures made by Buyer pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, or the rules or regulations of such national securities exchanges were true and correct in all material respects as of the time that they were made, except to the extent any were discovered to be incorrect and have been corrected by Buyer in the manner required by the Applicable Law or exchange.

      4.4	Buyer's Acknowledgment.   Buyer acknowledges that,
except as expressly provided in this Agreement, neither Seller nor the Company has made, and the Company and Seller hereby expressly disclaim and negate, and Buyer hereby expressly waives, any representation or warranty, express, implied, at common law, by statute or otherwise relating to, and Buyer hereby expressly waives and relinquishes any and all rights, claims and causes of action against Seller, the Company, its Affiliates and their respective representatives in connection with, the accuracy, completeness, or materiality of any information, data or other materials (written or oral) heretofore furnished to Buyer and its representatives by or on behalf of Seller or the Company. Buyer acknowledges that the Government Contracts may be terminated for convenience at any time by the pertinent Governmental Authority, and that any Government Contract or task orders under any Government Contract awarded based upon Company's 8(a) certification may be subject to termination unless the Small Business Administration issues waivers to permit the continuation of such task orders by Company after the Closing. Without limiting any representations and warranties contained in Article 3, and except as expressly set forth in this Agreement, Buyer acknowledges that neither Company nor Seller nor any of Company's Representatives makes or shall be deemed to have made any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning or as to any law or regulation affecting the Government Contracts that may be promulgated or become effective after the Closing. Buyer acknowledges that there are uncertainties inherent in attempting to make any projections, budgets, or forecasts or in the accuracy of such other forward-looking financial information and actual results of operations may differ materially from any such projections, budgets or forecasts or as contained in such other forward-looking financial information.

      4.5	Investment Intent.

                  (a)	Buyer is acquiring the Shares for its own
account for investment and not for distribution, assignment or resale to others;

                  (b)	Buyer acknowledges that the issuance of the
Shares has not been registered under the Securities Act in reliance upon an exemption therefrom for nonpublic offerings, acknowledges that the Shares may not be sold or otherwise transferred unless such sale or other transfer is registered under the Securities Act or an exemption from registration is available (and a legend evidencing such restrictions will be placed on any certificates evidencing the Shares); and

                  (c)	Buyer is an "accredited investor" as that
term is defined in Rule 501 of Regulation D promulgated under the
Securities Act.
ARTICLE 5.	ADDITIONAL AGREEMENTS

      5.1	Expenses.  Except as otherwise provided in Sections 5.2
and 5.6.8, each Party shall be responsible for its own costs and expenses in connection with the Transactions, including fees and disbursements of consultants, investment bankers and other financial advisers, counsel and accountants ("Expenses").

      5.2	Indemnification.

            5.2.1	Indemnification of Buyer Indemnified Parties.
Subject to this Section 5.2, from and after the Closing Date, Seller shall indemnify, defend and hold harmless Buyer and the Company and their respective directors, officers, employees, representatives, successor and assigns (collectively "Buyer Indemnified Parties") in respect of, and Buyer Indemnified
Parties shall be entitled to payment and reimbursement from Seller (collectively the "Seller Indemnifying Parties") of the amount of, all Losses suffered, incurred by any Buyer
Indemnified Party, by reason of, in whole or in part, or arising from, in whole or in part, (a) any breach by Seller of any covenant, agreement or obligation in this Agreement, or (b) any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by the Company or Seller in this Agreement or any certificate delivered pursuant Article 6. Notwithstanding anything herein to the contrary, in determining if there is a misrepresentation or inaccuracy in, or a breach of, a representation or warranty in Article 3 or a certificate given pursuant to Section 7.2.1, each representation or warranty referenced in clause (c) of the immediately preceding sentence shall read as if made by such Seller Indemnifying
Party.

            5.2.2	Indemnification of Seller Indemnified
Parties. Subject to this Section 5.2 from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller (collectively "Seller Indemnified Parties") in respect of, and Seller Indemnified Parties shall be entitled to payment and reimbursement from Buyer and its respective successors and assigns (collectively the "Buyer Indemnifying Parties") of the amount of all Losses suffered, incurred or paid by any Seller Indemnified Party by reason of, in whole or in part, or arising from, in whole or in part, (a) any breach by Buyer of any covenant, agreement or obligation of Buyer in this Agreement, and (b) any misrepresentation or inaccuracy in, or breach of any, representation or warranty contained in Article 4 or in any certificate of Buyer delivered pursuant to Article 6.

            5.2.3	Claims for Indemnification.  When a Person
entitled to indemnification under this Section 5.2
("Indemnified Person") obtains reasonably sufficient knowledge of any facts, claim or demand which has given rise to, or would reasonably give rise to, a claim for indemnification hereunder (referred to herein as an "Indemnification Claim"), such Indemnified Party shall promptly thereafter give notice of such facts, claim or demand ("Notice of Claim") to the Party from whom indemnification is sought under this Section 5.2 (the "Indemnifying Party"). So long as the Notice of Claim is given by the Indemnified Party in the Claims Period specified in
Section 5.2.6, no failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party's right to indemnification except to the extent, if any, that the Indemnifying Party has been materially prejudiced thereby.

            5.2.4	Defense by Indemnifying Party.

                  (a)	If a claim or demand is asserted by a third
Person against an Indemnified Person (a "Third Party Claim"), the Indemnifying Party shall, except as otherwise provided in Section 5.2.4(b), have the right, but not the obligation, exercisable by notice to the Indemnified Party within 10 days of the date of the Notice of Claim concerning the commencement or assertion of any Third Party Claim, to assume the defense of such Third Party
Claim.

                  (b)	The Seller Indemnifying Parties shall not
have such right or opportunity to assume and control the defense of any such Third Party Claim, but shall have the right to participate in the defense of such Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Buyer Indemnified Party in respect of the Third Party Claim if
(i) such Third Party Claim relates to, or arises in connection with, any criminal proceeding, indictment, investigation, or civil action by any Governmental Entity other than inquiries or audits in the ordinary course of business, or (ii) such Third Party Claim alleges Losses in excess of the then available funds held in Escrow (after deducting the full amount of all pending Indemnification Claims), (iii) such Third Party Claim seeks an injunction or other equitable relief against the Buyer Indemnified Party, or (iv) the Buyer Indemnifying Parties fail to conduct the defense of such Third Party Claim actively and diligently.

                  (c)	If the Buyer Indemnified Party assumes and
controls the defense of a Third Party Claim pursuant to Section 5.2.4(b), the Buyer Indemnified Party shall permit the Seller Indemnifying Parties to participate in the defense of such claim, to have reasonable access to all documents and personnel involved in such claim and to discuss its views and positions with the Buyer Indemnified Party. The Buyer Indemnified Party agrees, in connection with any such Third Party Claim, to work cooperatively and in good faith with the Seller Indemnifying Parties consistent with the best interest of the Buyer Indemnified Party.

                  (d)	If the Indemnifying Party is entitled under
this Section 5.2.4 to assume the defense of the respective Third Party Claim and gives such notice of intent to defend, the Indemnifying Party shall assume the defense thereof as follows:
(i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel compensated by and chosen by Indemnifying Party, which choice of counsel is subject to the reasonable satisfaction of Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at the sole cost and expense of Indemnified Party; (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed if such settlement only requires the payment by one or more Indemnifying Parties of a monetary amount, does not include a statement as to admission of fault, culpability or failure to act by or on behalf of such Indemnified Party, and the Indemnified Party could not reasonably believe that the settlement would be detrimental to the Indemnified Party's reputation or continuing business.

                  (e)	If a Third Party Claim is made and no
Indemnifying Party notifies the Indemnified Party within 10 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, the Indemnified Party shall defend against, or enter into any settlement with respect to the matter. The Indemnified Party shall not settle such Third Party Claim without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

            5.2.5	Limitation on Liability for Indemnification.

                  5.2.5.1	Buyer Indemnity Deductible.  Except for
Share Ownership Claims, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Section 5.2 in respect of a misrepresentation or inaccuracy in, or breach of, a representation or warranty referenced in clause (b) of Section
5.2.1 until the aggregate amount of all Losses suffered, incurred or paid by one or more Buyer Indemnified Parties exceeds $150,000
(the "Buyer Indemnity Deductible") and thereafter to the extent that Losses exceed $150,000.

                  5.2.5.2	Certain Caps on Indemnification Liability.
Except for Share Ownership Claims and claims based on Seller's fraud, the aggregate Liability of Seller under this Section 5.2 in respect of a misrepresentation or inaccuracy in, or breach of, any representation or warranty referenced in clause (b) of
Section 5.2.1 shall not exceed $4,500,000. In no event shall the total indemnification Liability of Seller under this Agreement
(including all such Liability under this Section 5.2, Liability for Share Ownership Claims, Liability for claims based on Seller's fraud, and Liability claims based on Taxes under Section
5.6) exceed in the aggregate the cash amount paid or payable to Seller in respect of the Purchase Price. Furthermore, until the IPP Escrow Amount, minus the amount of pending Indemnification
Claims against such funds under this Section 5.2, is not greater than zero, Buyer Indemnified Parties shall be entitled under this
Section 5.2 only to look to the IPP Escrow Amount for indemnification of their claims.

            5.2.6	Claims Period and IPP Escrow Amount.

                  (a)	Except for (i) Share Ownership Claims, (ii)
Indemnification Claims in respect of Sections 3.12, 3.13 or 3.15 and (iii) Indemnification Claims based on Seller's fraud, any Indemnification Claim in respect of a misrepresentation or inaccuracy in, or breach of, any representation or warranty referenced in clause (b) or Section 5.2.1 or in Article 4 must be asserted by notice on or before the end of the 540th day after the Closing Date. Any (i) Share Ownership Claim, (ii)
Indemnification Claims in respect of Sections 3.12, 3.13 or 3.15 and (iii) Indemnification Claims based on Seller's fraud must be made before the expiration of the applicable statute of limitations for the respective claims.

                  (b)	Any Buyer Indemnified Party entitled to
payment for an Indemnification Claim shall be entitled to such payment from the IPP Escrow Amount provided, that as of 5:00 p.m. Washington D.C. time on October 13, 2009, any remaining balance of the IPP Escrow Amount, less the amount of any pending Indemnification Claim of one or more Buyer Indemnified Parties, shall be disbursed and released to Seller pursuant to the Escrow Agreement.

            5.2.7	Subrogation.  Upon making an indemnity
payment pursuant to this Section 5.2, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment is related. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

            5.2.8	Exclusive Remedies.  The remedies provided
for in this Section 5.2 shall be, except as otherwise provided in Section 5.6, the sole and exclusive remedies of the Parties and their respective officers, directors, employees, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty contained in this Agreement or any certificate delivered at Closing; provided, however, that nothing herein is intended to waive any claims for fraud or waive any equitable remedies to which a Party may be entitled.

            5.2.9	Right of Offset.  Buyer may offset any amount
to which Buyer is entitled under this Article 5 against any amounts otherwise payable hereunder by Buyer to Seller, including Earnout Payments and any and all other payments pursuant to Section 2.2, but subject to the terms and conditions of Section 5.2.

            5.2.10	Treatment of Indemnity Payments Between the
Parties. Unless otherwise required by Applicable Laws, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no Party shall take any position inconsistent with such characterization

            5.2.11	Mitigation.  While no Indemnified Party shall
be obligated to incur more than de minimis out of pocket expense in doing so, and the failure to incur more than such de minimis expense shall not adversely affect any Indemnified
Party's rights and benefits to indemnification under this
Section 5.2, each Indemnified Party shall otherwise use reasonable commercial efforts to mitigate any Loss which may form the basis of any claim under this Section 5.2.

            5.2.12	No Double Recovery.  Notwithstanding anything
herein to the contrary, no Party will be entitled to payment for an Indemnification Claim under either Section 5.2 or 5.6 to the extent such Party or its Affiliate has otherwise been
indemnified for the related Losses under Sections 2.2.4, 5.2 or
5.6.5

      5.3	Public Disclosure and Confidentiality.  Except as
otherwise required by Applicable Laws Seller shall not announce or disclose to any other Person the terms or conditions of this Agreement or the Transactions without the prior consent of Buyer (which shall not be unreasonably withheld); provided further that the foregoing shall not apply to any information that is publicly available other than as a result of unauthorized disclosure by Seller or any other Person. Except as disclosure may be required by Applicable Laws, any press release or other public disclosure of information regarding the Transactions shall be developed by Buyer; provided that the initial press release regarding the Transactions shall be subject to Seller's review.

      5.4	Employees and Company Plans.  Buyer shall not during
the first 180 days after the Closing Date engage in any substantial layoff or firing of employees of the Company (except for any employees fired for cause or lack of performance and employees laid off as a result of a termination or modification of a Government Contract). Employees of the Company who continue to be employed by Buyer, the Company or any of its Affiliates following the Closing will be given full credit for their years of service with the Company before the Closing for purposes of vesting and eligibility to participate in Benefit Plans, leave and programs of Buyer and its Affiliates that are made available to such employees after the Closing. Through at least December
31, 2008, Buyer agrees to maintain (a) the Company's health insurance plan, and (b) levels of employee benefits (other than compensation and equity-based benefits) that are, in the aggregate, not materially less favorable to those provided by the Company prior to Closing Date. Buyer agrees that, with the approval of the plan administrator of Buyer's tax-qualified
401(k) plan (the "Buyer's 401(k) Plan"), Buyer will consider causing the Buyer's 401(k) Plan to accept rollovers or direct rollovers of "eligible rollover distributions" within the meaning of Code Section 402(c) made with respect to the Company's employees pursuant to the Company's fund or otherwise provide benefits accrued on or before the Closing Date by the employees under the Company's 401(k) Plan.

      5.5	Further Assurances.

            5.5.1	Generally.  In case at any time after the
Closing Date the Parties shall determine that any further action, including the obtaining of any required Governmental Entity approvals, and waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors or representatives of each Party to this Agreement are hereby directed and authorized to use their reasonable best efforts to effectuate all required action.

            5.5.2	Consents.  After the Closing each Party
agrees to use its best reasonable efforts to obtain any consents, notices or waivers as reasonably requested by Buyer.

      5.6	Tax Matters.

            5.6.1	Code Section 338(h)(10) Election.

                  (a)	At Buyer's option, Seller shall join Buyer in
making an election under Code Section 338(h)(10) (and any corresponding election under state, local or foreign law) with respect to the purchase and sale of Shares hereunder (the
"Section 338(h)(10) Election").  If the Section 338(h)(10)
Election is made, the Purchase Price and Liabilities of the Company (plus other relevant items) will be allocated by Buyer to the Company's assets for all purposes in a manner consistent with Code Sections 338 and 1060. Buyer, the Company and Seller shall file all Tax Returns (including any amended returns and claims for refund) and information reports consistent with such allocation of the Purchase Price and Liabilities of the Company
(plus other relevant items) to the Company's assets. Unless otherwise required by Applicable Laws, the Escrow Amount and the Earnout Payments shall be applied as partial consideration for "Section 197 intangibles" as defined in Code Section 197(d), except to the extent that the Liabilities of the Company and the portion of the Initial Purchase Price paid to Seller at Closing pursuant to Section 2.2.2(a)(ii) are less than the values of the other assets of the Company as determined pursuant to the second preceding sentence). Buyer will have the sole responsibility for assuring that the Section 338(h)(10) Election is duly and timely made so long as Seller fulfills its obligations under this
Section 5.6.1(a).

                  (b)	If Buyer makes the Section 338(h)(10)
Election, Buyer shall, as compensation to Seller for the additional Taxes owed by Seller as a result of the Section 338(h)(10) Election, pay to Seller, in cash, as additional consideration for the sale of the Shares to Buyer, the amount of additional consideration necessary to cause Seller's after-Tax net proceeds from the sale of the Shares to be equal to the after-Tax net proceeds that Seller would have received had the
Section 338(h)(10) Election not been made, taking into account all federal, state and local tax implications, including the additional Tax owed by the Seller due to receiving the foregoing additional cash consideration (the "Tax Adjustment"), such determination to be made as if Seller is a resident of Virginia regardless of whether or not that is the case. Seller shall provide a schedule setting forth its computation of its proposed amount of the Tax Adjustment within 20 days after Buyer has notified Seller of the allocation of the Purchase Price to the Company's assets. Buyer may object to such schedule by written notice to Seller. Any disputes as to such schedule, if not resolved by Buyer and Seller within 20 days after Buyer's notice of objection, shall be resolved by the Arbiter, as defined in
Section 2.2.4.3. To the extent that, as a result of the Section 338(h)(10) Election, more tax basis is allocated to the Escrow Amount and the Earnout Payments than would otherwise have been the case had such Section 338(h)(10) Election not been made, the computation of the Tax Adjustment shall take into account and give effect to such additional basis as if recovered currently. Buyer shall pay the Tax Adjustment to Seller on or before the later of the due date for the filing of the Form 8023 with respect to the Section 338(h)(10) Election or the determination of the Tax Adjustment except to the extent that a portion of the Tax Adjustment is attributable to a difference in the state income tax rate payable by Seller depending on whether or not the
Section 338(h)(10) Election is made, or to items of ordinary income that under the installment sale rules do not have to be recognized on the Closing Date, in which case such portion of the Tax Adjustment shall be paid within 20 days after payment of the associated portion of the Escrow Amount and/or Earnout Payment.

            	(c)	Buyer covenants that it will not and will not
cause or permit the Company to (i) take any action on the Closing Date other than in the ordinary course of business consistent with past custom and practice or as contemplated by this Agreement, including, without limitation, the actual distribution of any dividend or the actual redemption of any stock, which would result in any Tax Liability to the Sellers, or (ii) make any election or deemed election under Section 338 of the Code on the Closing Date other than the Section 338(h)(10) Election or amend any Tax return of the Company on the Closing Date, in each case without Seller's prior written consent, which shall not be unreasonably withheld.

            5.6.2	Termination of Tax Year and Responsibility
for Filing Tax Returns for Periods through Closing Date. The Company has made an election to be treated as an S corporation under Section 1362 of the Code. Buyer and Seller agree and intend that, pursuant to the Code and applicable regulations thereunder, if the Section 338(h)(10) Election is made, the Company's taxable year shall terminate at the end of the Closing Date and if no such election is made, such taxable year shall terminate at the end of the day before the Closing Date.
The Company (under the reasonable supervision of Seller and using Argy, Wiltse & Robinson, PC as tax preparer at Seller's expense) will prepare and timely file the necessary Tax returns for the year ending at the end of the Closing Date or, as the case may be, at the end of the day before the Closing Date and such Tax returns must be prepared in a manner consistent with the prior Tax returns of the Company unless otherwise required by Applicable Laws and shall deliver to Seller copies of such returns on or before the 15th Business Day before they are to be filed with the applicable Governmental Entity and the Company, unless otherwise required by Applicable Law, will make such revisions to such Tax returns as are reasonably requested by Seller, subject to Section 5.6.1(a) relating to the allocation of the Purchase Price and Liabilities of the Company to the Company's Assets in the event the Section 338(h)(10) Election is made. For these purposes, the Parties agree and intend that the Company's income be allocated between the taxable year ending on or, as the case may be, on the day before, the Closing Date, and the taxable year beginning the following day according to its normal tax accounting rules as set forth in Code Section 1362(e)(3)(A) and, if required therefor, Buyer and Seller shall enter into the elections described in Code Section 1362(e)(3)(B) and/or Code Section 1377(a)(2). Seller hereby assumes the responsibility for all federal and state income taxes for all periods prior to or ending on the Closing Date, including, if the Section
338(h)(10) Election is made, any Tax on Seller's income, gain or other tax item resulting from such election, subject to Buyer's obligations under Section 5.6.1 and unless accrued for and reflected as a Liability on the Closing Statements. The Company will be responsible for paying any Company-level Tax triggered as a result of the Section 338(h)(10) Election except to the extent that it is credited against Seller's income Tax or that it is imposed under Code Section 1374 or any analogous provision of state or local law. Seller shall have the sole responsibility and right to the settling of all examinations with Governmental Entities for income tax returns for periods ending prior to or on the Closing Date, and Seller shall, subject to Section 5.6.1 regarding the allocation of the Purchase Price if the Section 338(h)(10) Election is made, have the right and obligation to contest, compromise or pay any alleged claim or deficiency, provided that any compromise or payment shall not increase the Taxes for the Company or Buyer, or otherwise adversely affect the Company, for any period subsequent to the Closing Date or affect the amount of the Tax Adjustment or the Company-level Taxes for which the Company is responsible pursuant to the previous sentence without Buyer's prior written consent, which shall not be unreasonably withheld and provided further that Seller shall take any action that Buyer may reasonably request with respect to such examinations that would affect the amount of such Tax Adjustment or such Company-level Taxes and would not otherwise increase Seller's Taxes. Buyer shall provide prompt notice to Seller of any audits or examinations, or requests therefor, for periods ending prior to or on the Closing Date, or claims of assessment or deficiencies as to the Company for such periods. Buyer will cause the Company to prepare and timely file Tax returns of the Company for any Straddle Period, such returns to be prepared in a manner consistent with the prior such Tax returns of the Company unless otherwise required by Applicable Law or Buyer's method of accounting, to deliver to Seller copies of such returns on or before the 15th Business Day before they are to be filed with the appropriate Governmental Entity, and, unless otherwise required by Applicable Laws or Buyer's method of accounting, to make such revisions to such returns as are reasonably requested by Seller, subject to Section 5.6.1(a) relating to the allocation of the Purchase Price and Liabilities of the Company to the Company's Assets in the event a Section 338(h)(10) Election is made. Buyer shall have the sole responsibility and right to the settling of all examinations with Governmental Entities for income tax returns for periods ending after the Closing Date, including those that come within Straddle Periods, and Buyer shall, subject to
Section 5.6.1 regarding the allocation of the Purchase Price if the Section 338(h)(10) Election is made, have the right and obligation to contest, compromise or pay any alleged claim or deficiency, provided that any compromise or payment shall not materially increase the Taxes for Seller, or otherwise materially adversely affect Seller, for any period ending prior to or on the Closing Date without Seller's prior written consent, which shall not be unreasonably withheld.

            5.6.3	Audits.  Seller shall allow the Company and
its counsel to participate in any audit of Seller's federal income Tax returns to the extent that such Tax returns relate to the Company. Seller shall not settle any such audit in a manner that would adversely affect the Company after the Closing Date without Buyer's prior consent, which consent shall not be unreasonably withheld. The Company and Buyer shall allow Seller and its counsel to participate in any audit of the Company's Tax returns to the extent that such Tax returns relate to or otherwise adversely affect Seller. The Company and/or Buyer shall not settle any such audit in a manner that would adversely affect Seller for any period ending prior to or on the Closing Date without Seller's prior consent, which consent shall not be unreasonably withheld.

            5.6.4	Tax-Sharing Agreements.  All income tax-
sharing agreement or arrangements (and, with respect to Taxes other than income Taxes, all tax-sharing agreements or similar Contracts other than any Contract the primary purpose of which is not the allocation or payment of Tax Liability and in which such provisions regarding tax Liability are typical of such type of Contracts) with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

            5.6.5	Tax Indemnification.  Seller shall jointly
and severally indemnify the Buyer Indemnified Parties and hold them harmless from and against any Loss attributable to (a) any Taxes (or the non-payment thereof) of the Company for all the taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (c) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulations, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (a), (b) and (c) above, Seller shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred
Taxes established to reflect timing difference between book and Tax income) on the face of the Closing Balance Sheet (rather than in any notes thereto) and taken into account in determining the Purchase Price adjustment provided in Sections
2.2.4. Seller shall reimburse for any Taxes of the Company that are the responsibility of Seller within 15 Business Days after payment of such Taxes by any one or more the Buyer Indemnified Parties.

            5.6.6	Straddle Period.  If any taxable period
includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction in the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

            5.6.7	Cooperation on Tax Matters.

                  (a)	The Parties shall cooperate fully, as and to
the extent reasonably requested by the other Party, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Seller reasonable notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, allow Seller to take possession of such books and records.

                  (b)	Subject to Applicable Laws, the Parties
further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

            5.6.8	Certain Taxes.  All transfer, documentary,
sales, use, stamp, registration Taxes and registration fees payable in respect of the Transactions shall be paid by Seller.
This arrangement does not apply to any other Taxes.

      5.7	Mutual Releases.

            5.7.1	By Seller.  Seller hereby remises, releases
and forever discharges the Company and its successors and assigns of and from any and all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, executions, claims and demands of any kind and nature whatsoever in law or in equity known or unknown against the Company which Seller ever had or may hereafter have with respect to any act or omission to act of the Company before the date hereof, including any claims to any commissions or any portion of the revenue or profits of the Company or any equity interest in the Company, except to the extent of any obligation of the Company to Seller (i) under this Agreement or any other documents executed in connection with the closing of the Transactions, (ii) under the Employment Agreement, and
(iii) except in respect of any breach by the Company or Seller of any representations, warranties, covenants, obligations or agreements contained herein, any and all indemnification and other rights, benefits and claims of Seller under the Company's Organizational Documents.

            5.7.2	By the Company.  The Company hereby remises,
releases and forever discharges Seller of and from any and all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, executions, claims and demands of any kind and nature whatsoever in law or in equity known or unknown against Seller which the Company ever had or may hereafter have with respect to any act or omission to act of Seller before the date hereof as a stockholder, director, officer or employee of the Company, except to the extent of any Liability of Seller to Buyer or the Company (i) under this Agreement or any other documents or instruments executed in connection with the closing of the Transactions, and (ii) under the Employment Agreement.

      5.8	Certain Post-Closing Covenants.

            5.8.1	Non-Competition.  Subject to the terms and
conditions hereof, Seller covenants and agrees that, during the Restricted Period, Seller shall not engage in a Competitive
Activity or be Associated with a Competitive Activity.

            5.8.2	Noninterference with Business.  During the
Restricted Period, Seller agrees that Seller shall not directly or indirectly:

                  (a)	solicit, induce or attempt to induce any
employee, consultant or independent contractor to terminate or breach an employment, contractual or other relationship with the Company or Buyer;

                  (b)	contact any customer who was a customer of
the Company as of the Closing Date for the purpose of diverting or taking away business from the Company or Buyer; or

                  (c)	(i) directly or indirectly contact any of the
Company's or Buyer's then current customers for the purpose of diverting or taking away business from the Company or Buyer; or
(ii) otherwise interfere with, impair, disrupt or damage the Company's or Buyer's relationship with any of its then current customers for the purpose of diverting or taking away from the Company or Buyer.

            5.8.3	Confidentiality.  Seller agrees that during
the period from the Closing Date to and including the second Closing Date Anniversary Seller will not disclose or use, directly or indirectly, any Confidential Information, except pursuant to a subpoena, order or request issued by a court of competent jurisdiction or by another Government Entity, or as otherwise required by Applicable Laws. Seller may, however, use Confidential Information in the preparation of tax returns with respect to periods prior to and including the Closing
Date.

            5.8.4	Injunctive Relief For Breach.  Seller's
obligations under this Section 5.8.4 are of a unique character that gives them particular value, and a breach of any of such obligations will result in irreparable and continuing damage to the Company and Buyer for which there will be no adequate remedy at law. Accordingly, without limiting Seller's obligations under Section 5.2, in the event of such breach, Seller agrees that the Company and Buyer will be entitled to injunctive relief and a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

      5.9	Seller's Right of Audit.  Seller and its advisors shall
have access upon prior notice and during normal business hours to the books, papers and records of the Company and its accountants
(if any are used) relating to the calculation of any Earnout due
Seller pursuant to Section 2.2.2 (b). Also, upon reasonable notice to the Company, Seller, with the assistance of Seller's advisors and auditors, may conduct at Seller's own expense an examination of Company's books and records in respect to the calculation of any amount due to Seller pursuant to Section
2.2.2(b). Such rights of access and examination set forth above in this Section 5.9 shall terminate in respect of any payment paid or payable pursuant to Section 2.2.2 (b) on the 180th day after the earlier of the date such payment was due or paid pursuant to Section 2.2.2 (b). If Seller shall conduct any audit and such audit shall disclose that Buyer shall have underpaid the Earnout by 5% or more, then Buyer or the Company shall pay the cost of Seller's audit as well as any amounts underpaid.

      5.10	Termination of LKB Employment Agreement.  LKB and the
Company agree that concurrently with the execution and delivery of the employment agreement contemplated by Section 6.1.6 between Buyer and LKB, the employment agreement made effective as of January 3, 2003, between the Company and LKB shall be, without any further action, terminated and null and void for all purposes, so that the Company has no Liability thereunder.

      5.11	Termination of Shareholder Agreement.  Seller and the
Company agree that concurrently with the consummation of the Transactions, the Shareholder Agreement, dated January 2,

2007, between the Company and Seller shall be, without any further action, terminated and null and void for all purposes, so that the Company has no Liability thereunder.

      5.12	Retention Agreements.

            5.12.1	Retention Agreement.  The Retention Escrow
Amount is being placed into escrow in relation to the Retention Agreements with the Company employees listed in Schedule 5.12
(the "Retention Agreements."). To the extent any employee listed on Schedule 5.12 earns the last retention bonus installment under a Retention Agreement, such amounts will be released from the Retention Escrow Amount to Buyer. To the extent any employee listed on Schedule 5.12 does not earn the last retention bonus installment under a Retention Agreement, such amounts will be released from the Retention Escrow Amount to the LKB Trust. Upon release of any of the Retention Escrow Amount to Buyer in accordance with the Escrow Agreement, Buyer will, in accordance with its standard processes unless it determines otherwise, pay the amount of such Retention Escrow Amount owed to each employee under his or her applicable
Retention Agreement, net of applicable withholding taxes.

            5.12.2	Assignment.  The Company may, and upon
written request of Seller, the Company shall assign to Seller its rights and obligations under Sections 1(c) or 1(d) of each Retention Agreement (the "Assigned Provisions"), in which case Seller shall assume such rights and obligations. If the Company assigns the Assigned Provisions to Seller, the Company shall have no Liability thereunder. Seller hereby remises, releases and forever discharges the Company and its successors and assigns of and from any and all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, executions, claims and demands of any kind and nature whatsoever in law or in equity known or unknown against the Company which Seller ever had or may hereafter have with respect to the Assigned Provisions.
The Company's assignment of the Assigned Provisions shall have no effect on Buyer's rights against Seller under this Agreement or otherwise with respect to the Transactions. In the event that Company receives or obtains payment of any amounts from employees or former employees of Company pursuant to Section 1(c) or (d) of a Retention Agreement, Company shall promptly remit any such payments to Seller.

ARTICLE 6.	CLOSING DOCUMENTS BEING DELIVERED

      6.1	Documents Being Delivered by the Parties.  The
following documents are being delivered by the Parties as part of the Closing:

            6.1.1	Government Filings.  All notifications to and
filings with Governmental Entities required for the consummation of the Transactions.

            6.1.2	Escrow Agreement.  The Escrow Agreement,
signed by the Parties and the Escrow Agent.

            6.1.3	Flow of Fund Statement.  The Parties shall
have agreed to and executed a Flow of Fund Statement describing the sources of funds and payments at Closing.

            6.1.4	Closing Certificates.

                  (a)	The Company Closing certificate signed by the
Company's secretary and certifying as to (i) the signing authority and incumbency of the signatories of this Agreement and other documents signed on the Company's behalf in connection herewith; (ii) the resolutions adopted by the Company's Board authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transactions and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect; and (iii) the Company's Organizational Documents.

                  (b)	A Closing Certificate duly executed by the
secretary of Buyer and certifying (i) the signing authority and incumbency of the signatories of this Agreement and other documents signed on behalf of Buyer in connection herewith; (ii) the resolutions adopted by Buyer's board of directors authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transactions and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect; and (iii) Buyer's certificate of incorporation and by-laws.

            6.1.5	Employment Agreement.  The employment
agreement with LKB in the form of Exhibit B (the "Employment
Agreement").

            6.1.6	Non-Foreign Affidavit.  A non-foreign
affidavit as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code Section 1445 from each of the LKB Trust and the Company stating that the LKB Trust or the Company, as the case may be, is not a "foreign person" as defined in Code Section 1445.

            6.1.7	IRS Form 8023.  IRS Form 8023 in respect of
the Section 338(h)(10) Election executed by the LKB Trust.

            6.1.8	Termination of Phantom Stock Plan.
Resolutions of the Company's Board of Directors terminating the Phantom Stock Agreement between the Company and LKB dated as of December 26, 2006 (the "Phantom Stock Plan"), such resolutions, without revocation or modification and in full force and effect on the Closing Date, on such terms and conditions so that the Company as of and after the Closing shall have no liabilities or obligations in respect of the Phantom Stock Plan.

            6.1.9	Memorandum of Agreement.  The Company and
Seller shall take all action to terminate the Memorandum of Agreement between LKB and Crystal Gaines dated January 2, 2007, effective as of the Closing, so that the Company as of and after the Closing will have no Liabilities in respect of such Memorandum of Agreement.

            6.1.10	Closing Letter.  The closing letter dated as
of the date hereof among Seller, Buyer and the Company.

            6.1.11	Delivery of Shares.  Stock certificates
presenting all of its Shares, endorsed in blank or accompanied by duly executed assignment documents, all sufficient to convey, transfer and assign to Buyer sole and exclusive record and beneficial right, title and interest in and to Seller's Shares, free and clear of all Encumbrances.

            6.1.12	Payment of Purchase Price.  Buyer shall have
tendered the Initial Purchase Price pursuant to Section
2.2.2(a).

ARTICLE 7.	SURVIVAL OF REPRESENTATIONS AND COVENANTS

      7.1	The Company's and Seller's Representations and
Covenants. All representations and warranties made by the Company and Seller in this Agreement, or any certificate or other writing delivered by the Company, Seller or any of their Affiliates pursuant hereto or in connection herewith, shall survive the Closing and any investigation at any time made by or on behalf of Buyer and shall terminate on the 540th day after the Closing Date, except that (a) Buyer Indemnified Party claims pending on such date shall continue until resolved and (b) the representations and warranties in Sections 3.2, 3.12, 3.13, and
3.15 shall survive until the expiration of the applicable statute of limitation for the respective Indemnification Claims, except that Buyer Indemnified Party claims pending on such date in respect of any of such Sections shall continue until resolved. The covenants and other agreements made by the Company or Seller in this Agreement or any certificate or other writing delivered by the Company or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Buyer until the expiration of the applicable statute of limitations.

      7.2	Buyer's Representations and Covenants.  All
representations and warranties made by Buyer in this Agreement or any certificate or other writing delivered by Buyer or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing until the 540th day after the Closing Date, except that Company or Seller claims pending on such date shall continue until resolved. The covenants and other agreements made by Buyer in this Agreement or any certificate or other writing delivered by the Buyer pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the Company or Seller until the expiration of the applicable statute of limitations.

ARTICLE 8.	OTHER PROVISIONS

      8.1	Notices.  All notices and other communications
hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent:

      To Buyer:

		VSE Corporation
		2550 Huntington Avenue
		Alexandria, VA  22303
		Attention:  CEO
		Fax:  703-960-2688
	with copy to (which shall not constitute notice):

		Carter Strong, Esq.
		Arent Fox LLP
	        1050 Connecticut Avenue, NW
		Washington, DC 20036-5339
		Fax:  202-857-6395

      To Seller:

		c/o G&B Solutions, Inc.
		1749 Old Meadow Road, Suite 120
		McLean, VA  22102
		Attention:  Linda K. Berdine
		Fax: 703-883-1143

	with copy to (which shall not constitute notice):

		William J. Mutryn, Esq.
		Holland & Knight LLP
		1600 Tysons Blvd., Suite 700
		McLean, VA  22102
		Fax:  (703) 720-8610

      8.2	Entire Agreement.  Unless otherwise herein specifically
provided, this Agreement, including the Schedules and Exhibits, and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, including the letter of intent dated February 28, 2008 among Buyer, the Company and Seller. Each Party acknowledges that, in entering this Agreement and consummating the Closing, such Party is not relying on any representation, warranty, covenant, obligation or agreement not expressly stated in this Agreement or in the certificates of or agreements among the Parties contemplated by or referred to herein.

      8.3	Assignability.  This Agreement is not intended to
confer upon any Person other than the Parties any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the Parties hereunder shall be assigned or delegated without the consent of all Parties, except that Buyer may assign its rights to indemnification hereunder to its one or more lenders.

      8.4	Validity.  The invalidity or unenforceability of any
provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

      8.5	Specific Performance.  The Parties acknowledge that
damages alone may not adequately compensate a Party for violation by another Party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under Applicable Laws, any Party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other Party hereunder, including the right to enforce specifically the terms and conditions of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

      8.6	U.S. Currency.  All amounts payable hereunder shall be
paid in United States dollars.

      8.7	Governing Law.  This Agreement shall take effect and
shall be construed as a contract under the laws (excluding conflict of law rules and principles) of the Commonwealth of Virginia.

      8.8	Counterparts.  This Agreement may be executed in one or
more counterparts, all of which together shall constitute one and the same agreement.

      8.9	Waiver.  The rights and remedies of the Parties are
cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Laws, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice of demand as provided in this Agreement or the documents referred to in this Agreement.

      8.10	Joint and Several Liability.  For purposes of clarity,
any liability or obligation of LKB and LKB Trust, including as "Seller," under this Agreement and any agreement, certificate or instrument related to the Transactions executed by Seller, shall be joint and several.
      [The Signature Page follows this page.]

	IN WITNESS WHEREOF, the Parties have duly executed this Stock Purchase Agreement under seal as of the date first above written.

            			"BUYER"

				VSE CORPORATION,
				a Delaware corporation


				By _________________________________
				      Donald M. Ervine
			   	      Chairman, Chief Executive Officer
				      and President

				"COMPANY"

				G&B SOLUTIONS, INC.,
				a Virginia Corporation


				By _________________________________
			              Linda K. Berdine
				      Chief Executive Officer


				"SELLER"
				LINDA KAY BERDINE REVOCABLE TRUST


				By:__________________________________
				      Linda Kay Berdine, as Sole Trustee



				LINDA KAY BERDINE


				__________________________________